UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Dean Foods Company

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NOTICE OF STOCKHOLDERS’ MEETING

We will hold this year’s annual stockholders’ meeting on Wednesday, May 19, 2010, at 10:00 a.m. at the Dallas Museum of Art, 1717 North Harwood, Dallas, Texas 75201.

At the meeting, we will ask you to consider and vote on the following proposals recently adopted by our Board of Directors:

•	Proposal One: A proposal to re-elect Tom C. Davis, Gregg L. Engles and Jim L. Turner as members of our Board of Directors for a three-year term.

•	Proposal Two: A proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor for 2010.

In addition, we will ask you to consider and vote on one stockholder proposal related to tax gross-ups that is opposed by our Board of Directors, as described on pages 8-10 in the accompanying Proxy Statement.

We will also discuss and take action on any other business that is properly brought before the meeting.

If you were a stockholder of record on March 23, 2010, you are entitled to vote on the proposals to be considered at this year’s meeting.

This Notice and the accompanying Proxy Statement are first being mailed to stockholders on or about April 16, 2010.

By order of the Board of Directors,

Steven J. Kemps
Executive Vice President, General Counsel and
Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL STOCKHOLDERS’ MEETING TO BE HELD ON MAY 19, 2010

The Company’s Proxy Statement and Annual Report to Security Holders for the fiscal year ended December 31, 2009 are available at www.deanfoods.com/proxymaterials

What are our policies regarding transactions with related persons and what relationships do we have with our executive officers and directors?	61
Have our equity compensation plans been approved by our stockholders?	62
Section 16(a) Beneficial Ownership Reporting Compliance	63

YOU ARE INVITED

April 16, 2010

Dear Fellow Stockholders,

We hope that you will attend our annual stockholders’ meeting on Wednesday, May 19, 2010. At the annual meeting, after we vote on the proposals described in this Proxy Statement, we will present a brief report on our 2009 results and an update on our business. As always, we will conclude the meeting by inviting you to ask questions and make comments. For your convenience, we will present a live webcast of the annual meeting, which you can access through our corporate website at www.deanfoods.com.

If you have questions regarding any of the matters contained in this Proxy Statement, please contact our Investor Relations Department at 800.431.9214. We look forward to seeing you at this year’s meeting.

Sincerely,

Gregg L. Engles
Chairman of the Board and Chief Executive Officer

QUESTIONS AND ANSWERS

Why did I receive this Proxy Statement?

On April 16, 2010, we began mailing this Proxy Statement to everyone who was a stockholder of record of our Company on March 23, 2010, the record date for our annual stockholders’ meeting. One purpose of this Proxy Statement is to let our stockholders know when and where we will hold our annual stockholders’ meeting.

More importantly, this Proxy Statement:

•	Includes detailed information about the matters that will be discussed and voted on at the meeting, and

•	Provides updated information about our Company that you should consider in order to make an informed decision at the meeting.

I received more than one Proxy Statement. Why?

If you received more than one Proxy Statement, your shares are probably registered differently or are in more than one account. Please vote each proxy card or voting card that you received.

How can I change the number of copies of the Annual Report and Proxy Statement being delivered to my household for future mailings?

Family members who are registered owners of our stock and who live in the same household generally receive only one copy of the Annual Report, Proxy Statement, and most other mailings per household. The only item which is separately mailed for each registered stockholder or account is a proxy card. If you would like to start receiving separate copies in your name, apart from others in your household, please contact our Investor Relations Department at 800.431.9214 and request that action. Within 30 days after your request is received we will start sending you separate mailings. If for any reason you and members of your household are receiving multiple copies and you want to eliminate duplications, please contact our Investor Relations Department at 800.431.9214 and request that action. That request must be made by each registered stockholder in the household.

How can I obtain my own separate copy of the Annual Report and Proxy Statement for the meeting in May?

For multiple stockholders who live in the same household and want separate copies of the Annual Report and Proxy Statement for review prior to the meeting in May, you may download them from www.deanfoods.com/proxymaterials. We will also have materials available at the meeting. If you want copies mailed to you and you are a beneficial owner, you must request them from your broker, bank, or other nominee. If you would like copies mailed to you and you are a registered stockholder, such materials will be mailed promptly if you request them from our transfer agent at 866.557.8698. We cannot guarantee you will receive mailed copies before the meeting.

What will occur at the annual meeting?

First we will determine whether enough stockholders are present at the meeting to conduct business. A stockholder will be deemed to be present at the meeting if the stockholder:

•	Is present in person, or

•	Is not present in person but has voted by proxy either by telephone, online or mail prior to the meeting.

According to our bylaws, holders of at least 90,746,660 shares of our common stock (which is a majority of the shares of our common stock that were outstanding on March 23, 2010) must be present at this year’s meeting in order to conduct the meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining if enough stockholders are present (in person or by proxy) to conduct the meeting.

A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If holders of fewer than 90,746,660 shares are present at the meeting, we will adjourn the meeting and reschedule it. The new meeting date will be announced at the meeting. If enough stockholders are present at the meeting to conduct business, then we will vote on:

•	Proposal One: A proposal to re-elect Tom C. Davis, Gregg L. Engles and Jim L. Turner as members of our Board of Directors for a three-year term.

•	Proposal Two: A proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor for 2010.

•	Proposal Three: A stockholder proposal related to tax gross-ups as described on pages 8-10.

Proposals One and Two have been approved by our Board of Directors. The Board of Directors is now soliciting your vote on these proposals and recommends that you vote FOR each of Proposals One and Two. The Board of Directors recommends that you vote AGAINST Proposal Three.

On each proposal, you are entitled to one vote for each share of stock that you owned on March 23, 2010. Cumulative voting is not permitted.

Our common stock was the only class of stock outstanding on March 23, 2010. As of that date, there were 181,493,319 shares of common stock issued and outstanding.

After each proposal has been voted on at the meeting, we will discuss and take action on any other matter that is properly brought before the meeting. Also, our management team will present a brief report on our 2009 results and an update on our business.

How many votes are necessary to re-elect the nominees for director?

In 2009, we implemented majority voting for the election of our directors, which became effective following our 2009 annual meeting of stockholders. Our bylaws currently provide that in an uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), if the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election, that director shall be elected. Abstentions or “broker non-votes” will not be counted as votes cast either “for” or “against” any director’s election. If an incumbent director does not receive a majority of the votes cast “for” election, then the director is subject to the Board’s Corporate Governance Principles related to director elections.

What if a nominee for director is unwilling or unable to stand for re-election?

Each of the persons nominated for re-election has agreed to stand for re-election. However, if unexpected events arise which cause one or more of them to be unable to stand for re-election, then either:

•	The Board of Directors can vote at the meeting to reduce the size of the Board of Directors, or

•	The Board of Directors may, during the meeting, nominate another person for director.

If our Board of Directors nominates someone at the meeting, the person(s) to whom you have given your proxy will be able to use his or her discretion to vote on your behalf.

How many votes are necessary to pass the other proposals?

Proposal Two: The Audit Committee of our Board of Directors has responsibility for selection of our independent auditor and has selected Deloitte & Touche LLP to serve as our independent auditor for 2010.

Stockholder ratification of this selection is not required. However, the Board of Directors is soliciting your opinion regarding the selection of Deloitte & Touche LLP. The Audit Committee of the Board of Directors plans to take your opinion into account in selecting our independent auditor for 2011. The proposal must receive the affirmative vote of a majority of the shares present (in person and by proxy) and entitled to vote at the meeting in order to pass.

Proposal Three: The stockholder proposal must receive the affirmative vote of a majority of the shares present (in person and by proxy) and entitled to vote at the meeting in order to pass.

How do I vote?

To vote, follow the instructions on the enclosed proxy card or voting card. You may vote by telephone, online, or mail.

If you are a registered stockholder, you can also vote in person at the meeting. If your shares are held in a brokerage account, you are probably not a registered stockholder. In this case, your shares would not be officially registered in your name; rather, they would be registered in your broker’s name (which is sometimes called “street name”). If your shares are in street name, you cannot vote in person at the meeting unless you have a proper power of attorney from your broker. You should therefore vote by telephone, online or mail according to the instructions on the enclosed voting card in order to ensure that your vote is counted.

Voting by any means other than voting in person at the meeting has the effect of appointing Gregg L. Engles, our Chairman of the Board and Chief Executive Officer, and Steven J. Kemps, our Executive Vice President, General Counsel and Corporate Secretary, as your proxies. They will be required to vote on the proposals described in this Proxy Statement exactly as you have voted.

However, if any other matter requiring a stockholder vote is properly raised at the meeting, then Mr. Engles and Mr. Kemps will be authorized to use their discretion to vote on such issues on your behalf.

If you sign your proxy card, but do not specify how you want to vote on a proposal, your shares will be voted FOR Proposals One and Two and AGAINST Proposal Three.

We encourage you to vote now (by telephone, online or by mail) even if you plan to attend the meeting in person.

Can I access Dean Foods Company’s Proxy Statement and Annual Report electronically?

Yes. Dean Foods Company delivers a full set of proxy materials to stockholders, unless you previously consented to receive electronic delivery of proxy materials. In addition, this Proxy Statement and the 2009 Annual Report are available online at www.deanfoods.com/proxymaterials. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving hard copies in the mail. You can choose this option by following the instructions when you vote over the Internet.

I previously consented to receive electronic delivery of my proxy materials. Can you send me a hard copy of these proxy materials?

For stockholders of record: We will deliver promptly, upon written or oral request, a separate copy of these proxy materials. Contact our transfer agent either by writing BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA 15252-8015, or by telephoning 866.557.8698.

For holders in street name: You must contact your bank, broker or other intermediary to receive copies of these materials.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. We will publish the final results in a current report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four days following the meeting. You can also obtain a copy on our website at www.deanfoods.com, on the SEC’s website at www.sec.gov, or by contacting our Investor Relations Department at 800.431.9214 or the SEC at 800.SEC.0330.

What if I want to change my vote?

You can revoke your vote on a proposal at any time before the meeting for any reason. To revoke your proxy before the meeting, either:

•	Write to our Corporate Secretary at 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201, or

•	Vote again, either by telephone or online (your last vote before the meeting begins will be counted).

If you are a registered stockholder (or if you hold your shares in “street name” and have a proper power of attorney from your broker), you may also come to the meeting and change your vote in writing or orally.

What if I do not vote?

If you do not vote, your failure to vote could affect whether there are enough stockholders present at the meeting to hold the meeting. Holders of a majority of the outstanding shares of our common stock must be present (in person or by proxy) in order to conduct the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on Proposal One regarding the election of directors.

“Broker non-votes” will be considered present for quorum purposes but will not be considered present and entitled to vote on any matter for which a broker does not have authority. Brokers have authority to vote on matters considered to be routine. Pursuant to changes in the rules of the New York Stock Exchange, brokers may not cast votes for director elections without instructions from the holder. Accordingly, “broker non-votes” will not have any impact on the outcome of Proposals One and Three.

If your shares are held in “street name” and you do not vote, your brokerage firm could:

•	Vote for you, if it is permitted by the exchange or organization of which your broker is a member, or

•	Leave your shares unvoted.

Your broker will be permitted to vote for you without instruction on Proposal Two regarding the ratification of Deloitte & Touche LLP.

How do I raise an issue for discussion or vote at the annual meeting?

According to our bylaws, if a stockholder wishes to present a proposal for consideration at an annual meeting, he or she must send written notice of the proposal to our Corporate Secretary by no earlier than the 120th day prior and no later than the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting. For our annual meeting of stockholders to be held in 2011, such notice must be received no earlier than January 19, 2011 and no later than February 18, 2011.

If you would like your proposal to be included in next year’s Proxy Statement, you must submit it to our Corporate Secretary in writing no later than December 16, 2010. We will include your proposal in our next annual Proxy Statement if it is a proposal that we are required to include in our Proxy Statement pursuant to the rules of the SEC.

You may write to our Corporate Secretary at 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201.

According to our bylaws, any proposal properly raised at the meeting by a stockholder will require the affirmative vote of a majority of the shares deemed present at the meeting (whether in person or by proxy).

Who will pay for this solicitation?

We have engaged Georgeson Inc. to assist in the distribution of proxy materials and the solicitation of votes. In addition, certain of our officers may solicit proxies by mail, telephone, fax, e-mail or in person. We will pay Georgeson Inc. a fee of $10,000, plus certain out-of-pocket expenses. We will also pay all other costs associated with this Proxy Statement and the solicitation of proxies. Upon request, we will reimburse stockbrokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

Our transfer agent, BNY Mellon Shareowner Services, will count the votes and act as inspector of election.

PROPOSALS BY OUR BOARD OF DIRECTORS

Proposal One: Re-Election of Directors

Our Board of Directors is divided into three classes serving three-year terms. Effective April 15, 2009, our Board of Directors made certain changes to its classes of directors. Jim Turner was reclassified from Class II to Class III of the Board, and Tom Davis was reclassified from Class I to Class III of the Board, each to serve until his successor is elected and qualified, or until his earlier resignation, retirement or removal. As a result, Mr. Turner and Mr. Davis are each nominated for re-election at the upcoming annual meeting. Such changes were effected in order to comply with the Company’s Amended and Restated Bylaws and the rules of the New York Stock Exchange, which both require the Company to maintain Board classes as nearly equal in number as possible.

This year’s nominees for re-election to the Board of Directors for a three-year term are the following Class III directors:

Tom C. Davis

Director since March 2001

Mr. Davis, age 61, currently serves as Chief Executive Officer of The Concorde Group, a private investment firm, a position he has held since March 2001. He is also a co-founder and Managing Director of Bluffview Capital, LP, an investment banking firm. In addition, Mr. Davis served as Managing Partner of Gryphon Special Situations Fund L.P. from 2004 to 2009. He was the managing partner and head of banking and corporate finance for the Southwest division of Credit Suisse First Boston from March 1984 to February 2001. In addition to our Board, Mr. Davis also serves on the Boards of Directors of Affirmative Insurance Holdings, Inc., an insurance holding company, where he serves on the Audit Committee, and Westwood Holdings Group, Inc. an investment management and trust services company, where he serves on the Audit and Compensation Committees.

Mr. Davis has been an active investment banker for more than 20 years and in that role advised several public and private companies, including companies in the broadcast and telecommunications, energy, foodservice, food processing and retail industries. In addition, Mr. Davis has worked with several large private equity firms. Our Board believes this experience brings invaluable strategic insight in the area of finance. He also serves on the Audit Committee of the Company’s Board of Directors, where his lengthy experience in the area of public company finance plays a key role.

Gregg L. Engles

Chairman of the Board and Chief Executive Officer

Director since October 1994

Mr. Engles, age 52, has served as our Chief Executive Officer and as a director since the formation of our Company in October 1994. From October 1994 until December 21, 2001, he served as Chairman of the Board. When we acquired the former Dean Foods Company (“Legacy Dean”), Mr. Howard Dean was named Chairman of the Board pursuant to the merger agreement concerning our acquisition of Legacy Dean, and Mr. Engles was named Vice Chairman of the Board. In April 2002, Mr. Dean retired, and Mr. Engles resumed his position as Chairman of the Board. In addition to our Board, Mr. Engles also serves on the Boards of Directors of Children’s Medical Center of Dallas, where he serves on the Human Resources and Finance Committees, and Grocery Manufacturers of America. Mr. Engles also served on the Board of Directors of Treehouse Foods, Inc. until May 2008.

Mr. Engles is uniquely qualified to serve as a member of the Company’s Board of Directors as he is the founder of the Company and therefore has unmatched experience with the Company and deep knowledge of the dairy industry. Mr. Engles has developed valuable working relationships with the other Board members and strives to keep the Board well informed of the Company’s current and future direction and strategy.

Jim L. Turner

Director since November 1997

Mr. Turner, age 64, currently serves as Principal of JLT Beverages L.P. Mr. Turner served as President and Chief Executive Officer of Dr Pepper/Seven Up Bottling Group, Inc., from its formation in 1999 through June 2005 when he sold his interest. Prior to that, Mr. Turner served as Owner/Chairman of the Board and Chief Executive Officer of the Turner Beverage Group, the largest privately owned independent bottler in the United States. Mr. Turner was a member of the Board of Directors of The Morningstar Group Inc. prior to our acquisition of that company in November 1997. Mr. Turner also serves on the Boards of Directors of Crown Holdings, Inc., a manufacturer of consumer packaging products, where he serves on the Compensation Committee; Majesty Hospitality Staffing, where he serves as Chairman; Guaranty Insurance Services, where he serves as Chairman; Baylor Health Care System, where he serves as Vice Chairman; Advanced H2O, LLC, one of the largest producers of private label bottled water and water-based beverages in the United States; and Davaco, Inc., a leading provider of retail services.

Mr. Turner’s experience with beverage and bottling companies translates well into our Company’s profile as a leading food and beverage company. In addition, Mr. Turner’s varied board experiences, including Morningstar and other consumer packaged goods companies, give him further visibility into our business model.

Information on our other directors, including biographies, other board service and particular qualifications, can be found on pages 11-13 of this Proxy Statement.

Our Board of Directors recommends that you vote FOR Mr. Davis, Mr. Engles and Mr. Turner.

Proposal Two: Ratification of Selection of Independent Auditor

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to serve as our independent auditor for the 2010 fiscal year and is soliciting your ratification of that selection.

Your ratification of the Audit Committee’s selection of Deloitte & Touche LLP is not necessary because the Audit Committee has responsibility for selection of our independent auditor. However, as a matter of good corporate governance, the Audit Committee is soliciting your vote on this proposal and will take your vote into consideration when selecting our independent auditor in the future.

The Audit Committee of our Board of Directors has responsibility for overseeing our financial reporting and various other matters. See page 18 of this Proxy Statement for further information about the responsibilities of our Audit Committee and pages 25-26 for the Audit Committee Report.

Our Board of Directors recommends that you vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor for fiscal year 2010.

STOCKHOLDER PROPOSAL

Proposal Three: Stockholder Proposal

The Amalgamated Bank’s LongView Large Cap 500 Index Fund, 275 Seventh Avenue, New York, NY 10001, a beneficial owner of 41,661 shares of our common stock, has notified us that it intends to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after the proposal.

RESOLVED: The stockholders of Dean Foods Company (“Dean Foods” or the “Company”) urge the compensation committee of the board of directors to adopt a policy that the Company will not make or promise to make to its senior executives any tax gross-up payment (“gross-up”), except for gross-ups provided pursuant to a plan, policy or arrangement applicable to management employees generally, such as a relocation or expatriate tax equalization policy. For purposes of this proposal, a “gross-up” is defined as any payment to or on behalf of the senior executive the amount of which is calculated by reference to his or her estimated tax liability. The policy should be implemented so as not to violate the Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Supporting Statement

As long-term stockholders, we support compensation programs that tie pay closely to performance and deploy company resources efficiently. In our view, tax gross-ups for senior executives—a reimbursement for tax liability or a payment to a taxing authority on a senior executive’s behalf—are not consistent with these principles.

The amount of a gross-up payment depends on various external factors such as the tax rate, not on company performance. Thus tax gross-ups sever the pay/performance link. Moreover, a company may incur a large gross-up obligation in order to enable a senior executive to receive a relatively small amount of compensation. That fact led Paula Todd of compensation consultant Towers Perrin to call gross-ups “an incredibly inefficient use of shareholders’ money.” (When Shareholders Pay the CEO’s Tax Bill, BUSINESS WEEK (Mar. 5, 2007)).

The amounts involved in tax gross-ups can be sizeable, especially gross-ups relating to excise taxes on outsized golden parachute payouts in a change-of-control context. Michael Kesner of Deloitte Consulting has estimated that gross-up payments on executives’ excess golden parachute excise taxes can account for 8% of a merger’s total cost. (Gretchen Morgenson, The CEO’s Parachute Cost What?” [sic] THE NEW YORK TIMES (Feb. 4, 2007)).

In its April 2009 proxy statement Dean Foods estimated that its five executives would be entitled to a total of $38 million in severance packages after a change in control, including $6 million in gross-up payments for four of them. Payments would be triggered not only by a termination without cause or by an executive’s departure with good reason, but also if the executive walks away for any reason within 13 months after the change.

These payouts strike us as unduly generous. This proposal does not seek to eliminate gross-ups or similar payments that are available broadly to the Dean Foods management employees. Gross-ups that compensate employees for taxes due on certain relocation payments or that equalize taxation on employees serving in expatriate assignments, for example, are extended to a large number of employees under similar circumstances; they are much smaller and do not raise concerns about fairness and misplaced incentives.

We urge shareholders to vote FOR this proposal.

Our Board of Directors unanimously recommends that stockholders vote

AGAINST this proposal for the following reasons:

The Board believes that the proposal is contrary to the best interests of the Company, its stockholders and its employees.

The Board and the Compensation Committee support compensation policies that link pay to performance and motivate management to achieve short-term and long-term gains for the benefit of stockholders. We believe it is necessary to maintain flexible compensation policies and procedures to provide competitive programs that are essential to recruiting and retaining key executive talent. It is crucial that the Company offers compensation and benefits that are consistent with those offered by peer companies that compete with us for talent. Tax reimbursement (or “gross-up”) payments are used in limited instances where necessary to ensure that executives receive the intended value of these benefits and to guard against a conflicting application of the relevant tax rules to similarly-situated employees.

The Board and the Compensation Committee believe that it is particularly important for the Company to have access to the full range of compensation tools, both in the ordinary course of business and during any critical phase of strategic change that the Company might face.

Like many companies, we use tax gross-ups as a discrete element of our executive compensation program pursuant to our company-wide relocation policy and to address excise tax inequities in the event of a change in control. The purpose of using tax gross-ups as part of our relocation policy is to encourage our employees to accept promotions or reassignments without disadvantaging them from a tax standpoint. Similarly, the reason we provide for an excise tax gross-up in the event of a change in control is to equalize payments for similarly situated employees who may otherwise face disparate tax treatment. The Internal Revenue Code (the “Code”) imposes a 20% excise tax on employees who receive benefits in connection with a change in control that equal or exceed three times the employee’s “base amount” of compensation (the average W-2 income over the preceding five years). Similarly situated executives may have substantially different “base amounts” of compensation based on length of service, timing of stock option exercises, or permitted deferrals of cash or equity compensation. A large portion of our senior executives’ compensation is in the form of incentive awards which vest over multiple years of service and seek to reward long-term performance. Applicable tax rules can impose excise taxes when awards vest in connection with a change in control or a termination of employment coincident to a change in control. Consequently, the Code can have significantly varying and arbitrary effects on an individual’s tax obligations based on the individual’s personal compensation history and decisions, which are unlikely to have been made with the Code in mind. Moreover, without the offsetting benefit of an excise tax gross-up, executives may be incentivized to divest their equity ownership in the Company as soon as they are able, thereby diminishing the alignment between equity grants and long-term performance.

Therefore, the Board and the Compensation Committee believe that tax gross-up payments can be appropriate in limited circumstances in order to prevent the intended value of a benefit from being significantly and arbitrarily reduced and to equalize payouts across similarly situated executives, officers and key employees who may have different exposure to excise tax.

We believe this proposal would inappropriately limit the Company’s ability to effectively retain our executive officers and key employees as well as effectively compete for executive talent and would therefore be contrary to the best interests of the Company and its stockholders.

For these reasons, our Board of Directors unanimously recommends that you vote AGAINST Proposal Three.

OTHER INFORMATION

Who is on our Board of Directors?

Pursuant to the Company’s bylaws, the Board of Directors has the ability to determine the appropriate number of directors in order to maximize the Board of Directors’ effectiveness and efficiency. Our Board of Directors has set the number of directors constituting the full board at ten and we currently have ten directors. The Board of Directors is divided into three classes, each of whose members serve for staggered three-year terms. Our bylaws, as well as the rules of the New York Stock Exchange (the “NYSE”), require that our classes of directors are as nearly equal in number as possible. Proxies cannot be voted for a greater number of persons than the nominees named in Proposal One of this Proxy Statement.

In addition to the three directors nominated for re-election, the following persons currently serve on our Board of Directors:

Stephen L. Green

Director since October 1994

Mr. Green, age 59, has been a partner with Canaan Partners, a venture capital firm, since November 1991. From October 1985 until November 1991, Mr. Green served as Managing Director of GE Capital’s Corporate Finance Group. In addition to our Board, Mr. Green also serves on the Boards of Directors of The Active Network, a software firm, where he serves on the Audit and Compensation Committees, Caris Life Sciences, the parent company of Caris Diagnostics and Caris Molecular Diagnostics, where he serves on the Audit Committee, cMarket, Inc., an online auction fundraising platform, where he serves on the Audit and Compensation Committees, and Verance Corporation, a media technology developer, where he serves on the Audit Committee, all of which are privately held. His term will expire in 2011.

Mr. Green has a broad background in financing companies involved in manufacturing, retail, radio, television, cable broadcasting and financial services. He has analyzed hundreds of financial statements and served on many boards in his 25 year career in private equity. In addition, Mr. Green held a variety of financial roles over a 12 year period at General Electric, including a five year term as Corporate Auditor. Mr. Green also served as Chairman of the Audit Committee at Advance PCS, a NYSE listed Fortune 500 company, from 1993 to 2005. Mr. Green is the Chairman of the Company’s Audit Committee, and his comprehensive experience and responsibility for financial and accounting issues serves the Company well.

Joseph S. Hardin, Jr.

Director since May 1998

Mr. Hardin, age 64, currently retired, served as Chief Executive Officer of Kinko’s, Inc., a leading provider of printing, copying, and binding services, from May 1997 until January 2001. Mr. Hardin held a variety of positions from 1986 to April 1997 with increasing responsibility at Wal-Mart Stores, Inc., ultimately as an Executive Vice President and as the President and Chief Executive Officer of Sam’s Club, the wholesale division of Wal-Mart Stores, Inc. In addition to our Board, Mr. Hardin also serves on the Board of Directors of PetSmart, Inc., where he serves on the Corporate Governance Committee. His term will expire in 2011.

Mr. Hardin’s qualifications include leading three different organizations as Chief Executive Officer, for companies with market capitalization ranging from $2 billion to $22 billion. He has served on the board of, and also served as a supply chain consultant to, American Greetings Corporation. Mr. Hardin’s wide-ranging leadership experience, including leadership roles with Wal-Mart, our largest customer, is an invaluable asset in his role as our Lead Director.

Janet Hill

Director since December 2001

Ms. Hill, age 62, is a 50% owner of and has served as Vice President of Alexander & Associates, a corporate consulting firm, since 1981. She was originally elected to our Board of Directors in connection with our acquisition of Legacy Dean in December 2001. Ms. Hill had served on the Board of Directors of Legacy Dean since 1997. In addition to our Board, Ms. Hill also serves on the Boards of Directors of Wendy’s/Arby’s Group, Inc., where she serves on the Compensation Committee, and Sprint Nextel Corporation, where she serves on the Compensation and Nominating and Corporate Governance Committees. She also serves as a trustee of Duke University. Her term will expire in 2012.

Ms. Hill brings valuable insight to our Board as a human resources and corporate governance specialist, having co-founded Alexander and Associates where she provides corporate planning advice and analysis to directors, executives and managers in the areas of human resource planning, corporate responsibility, corporate communications and government consultation. In addition, Ms. Hill has extensive experience acting as a director on several other Boards of Directors over the past 20 years, including Nextel (pre-merger), Wendy’s (pre-merger), Sprint Nextel Corporation (post-merger), and Wendy’s/Arby’s Group, Inc. (post-merger).

J. Wayne Mailloux

Director since May 2009

Mr. Mailloux, age 61, served as Senior Vice President of PepsiCo, Inc. from 2000 through 2004. Mr. Mailloux joined PepsiCo in 1981 and held positions of increasing responsibility, including President, Pepsi Cola Europe/Africa Beverages from 1996 through 2000, President, Pepsi Cola Europe Beverage Group from 1994 through 1996, and President, Pepsi Cola Canada Beverages from 1989 through 1994. Mr. Mailloux currently serves on the Board of Directors of Black Bull Resources, Inc., a Canadian integrated miner, processor, and marketer of industrial minerals based in Nova Scotia, which trades on the TSX Venture Exchange, where he serves on the Governance and Human Resources Committee. His term will expire in 2012.

Mr. Mailloux’s 18-year career with PepsiCo spanned a variety of senior management roles and included extensive general management, sales, and marketing experience in both operations and franchise environments globally. Mr. Mailloux also previously served on the board of Ault Dairies Inc., then Canada’s largest dairy, prior to its acquisition by Parmalat. His experience in the beverage industry, combined with his global experience, make him uniquely qualified to advise our Company as it faces new challenges with respect to our expansion into the global marketplace and as we continue to execute our strategic growth plan.

John R. Muse

Director since November 1997

Mr. Muse, age 59, is co-founder and Chairman of HM Capital Partners LLC (formerly known as Hicks, Muse, Tate & Furst Incorporated), a private equity firm. From 1984 to 1989, he was employed at Prudential Securities Inc., where Mr. Muse headed the investment banking operations for the Southwestern region of the United States. Mr. Muse also serves on the Board of Visitors of the UCLA Anderson School of Management. Mr. Muse was a member of the Board of Directors of The Morningstar Group Inc. prior to our acquisition of that company in November 1997. His term will expire in 2011.

Mr. Muse has approximately 30 years of experience in investment banking, including experience in the food and beverage, energy, and media sectors. Mr. Muse’s experience in the food and beverage sector includes service on the boards of several companies, including Hillsdown Holdings plc, one of the UK’s largest companies which is primarily involved in the manufacture of a wide range of food products, Swift & Company, a former U.S. meat packing company, and Sturm Foods, a leading global dry grocery manufacturer for both the retail and foodservice industries. In addition to his industry knowledge, Mr. Muse has extensive knowledge of the capital markets and finance which is invaluable to our Board’s planning for the Company’s capital and liquidity needs.

Hector M. Nevares

Director since October 1994

Mr. Nevares, age 59, currently serves as Managing Partner of Suiza Realty SE, a housing developer. He was formerly President of Suiza Dairy, a Puerto Rican dairy processor, from June 1983 until September 1997, having served in additional executive capacities at Suiza Dairy since June 1973. Mr. Nevares served as a consultant for us from March 1998 until April 2000. In addition to our Board, Mr. Nevares also serves on the Board of Directors of First BanCorp, where he serves on the Audit, Asset, Liability and Risk Management, and Credit Committees. Mr. Nevares is also a member of the Boards of Directors of V. Suarez and Co., a major food distributor in Puerto Rico, Caribbean Preparatory School, a non-profit educational institution, and the Corporation for the Development of the Cantera Peninsula, a government sponsored development company for a low-income area. His term will expire in 2012.

As head of the former Suiza Dairy, Mr. Nevares has significant experience in the dairy industry, which is invaluable to analyzing and assessing the strategic direction of the Company. Mr. Nevares also has lengthy experience evaluating financial statements at FirstBank Puerto Rico, and supervising persons engaged in preparing and analyzing financial statements as the President of Suiza Dairy, which skills serve him well as a member of the Company’s Audit Committee.

Doreen A. Wright

Director since May 2009

Ms. Wright, age 53, currently retired, served as Senior Vice President and Chief Information Officer of Campbell Soup Company from 2001 to 2008. Ms. Wright also served as Interim Chief of Human Resources for Campbell Soup Company in 2002. From 1999 to 2001, Ms. Wright served as Executive Vice President and Chief Information Officer for Nabisco Inc. Prior to that, from 1995 to 1998 Ms. Wright held the position of Senior Vice President, Operations & Systems, Prudential Investments, for Prudential Insurance Company of America, and held various positions with American Express Company, Bankers Trust Corporation and Merrill Lynch & Co. In addition, Ms. Wright served on the Board of Directors of Yankee Candle Company from 2003 to 2007, where she served on the Compensation and Audit Committees. Ms. Wright currently serves on the Board of Directors of Conseco, Inc., a provider of supplemental health insurance, life insurance and annuities, where she serves on the Audit and Enterprise Risk Committee. Ms. Wright also serves on the Board of Directors of the Oriental Trading Company, a top 50 internet retailer and the nation’s largest direct marketer of party supplies and arts and crafts, where she serves on the Audit and Compensation Committees. Her term will expire in 2012.

Ms. Wright has held senior leadership positions at many large-scale companies, as well as numerous leading institutional customer service and technology groups. Ms. Wright’s experience as a technology executive helps our Board address the challenges the Company faces in its strategic plan to upgrade its IT capabilities and communications networks.

Who are our independent directors?

Under applicable NYSE rules, a director qualifies as “independent” only if the Board of Directors affirmatively determines that he or she has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a material relationship with the Company). Our Board of Directors conducts an annual assessment of the independence of each member of our Board of Directors, taking into consideration all relationships between our Company and/or our officers, on the one hand, and each director on the other, including the director’s commercial, economic, charitable and family relationships, and such other criteria as our Board of Directors may determine from time to time. The guidelines established by our Board of Directors to determine director independence are included in our Corporate Governance Principles, which are available on our website at www.deanfoods.com.

In making its independence determinations, the Board considered certain relationships and transactions, which are described below, and which are in addition to those described under “Related Party Transaction Policy” on pages 61-62 of this Proxy Statement. In 2010, our Board determined that the following members of our Board of Directors are “independent,” as that term is used in the NYSE rules and our Corporate Governance Principles: Tom C. Davis, Stephen L. Green, Joseph S. Hardin, Jr., Janet Hill, J. Wayne Mailloux, John R. Muse, Hector M. Nevares, Jim L. Turner and Doreen A. Wright. Mr. Engles was not determined to be an independent director in 2010 as Mr. Engles is currently the Chief Executive Officer of our Company. In addition, the Board has determined that Messrs. Davis, Green and Nevares are independent for Audit Committee purposes under Rule 10A-3 under the Exchange Act.

Ms. Hill serves on the Boards of Directors of Wendy’s/Arby’s Group, Inc. and Sprint Nextel Corporation. We sell products to Wendy’s/Arby’s Group, Inc., and we purchase products and services from Sprint Nextel Corporation, all in the ordinary course of our business. In 2009, Wendy’s/Arby’s Group, Inc. paid approximately $31.6 million for our products. We paid approximately $4.8 million for products and services purchased from Sprint Nextel Corporation in 2009. We also made a payment of approximately $3,000 to Baylor Health Care System, where Jim Turner serves as Vice Chairman. These amounts are not material either to us or to the other parties. Our Board of Directors has determined, considering all relevant facts and circumstances, that these relationships were not material and did not impact Ms. Hill’s or Mr. Turner’s status as independent directors, as defined by the rules of the NYSE and our Corporate Governance Principles.

What are the responsibilities of our Board of Directors?

Our Board of Directors is responsible for overseeing and interacting with senior management with respect to key aspects of our business, including strategic planning, management development and succession, operating performance, compliance and stockholder returns. It is the responsibility of the Board of Directors to select and evaluate a well-qualified Chief Executive Officer of high integrity and to approve the appointment of other members of the senior management team. The Board of Directors provides general advice and counsel to our Chief Executive Officer and other senior executives.

All directors are expected to avoid conflicts of interest and to represent the best interests of our stockholders in maintaining and enhancing the success of our business. The Board conducts a self-evaluation annually to ensure that it is functioning effectively.

Members of our Board of Directors are required to regularly attend Board meetings and to attend our Annual Meeting of Stockholders, unless unforeseen circumstances prevent them from doing so.

Our Board of Directors meets according to a set schedule and also holds special meetings and acts by unanimous written consent from time to time as appropriate. The Board met eight times during 2009, including four regular meetings and four special meetings. In 2009, all directors attended at least 75% of the meetings of the Board of Directors and the Board Committees on which they served.

What is our Board leadership structure?

Our Company adheres to high standards of corporate governance. Our Board of Directors is composed primarily of independent directors, as that term is defined in the New York Stock Exchange Rules and our Corporate Governance Principles. We have a strong and active Board of Directors that understands our business and works closely with our Chief Executive Officer and other senior management. Our Board believes that the combined role of Chairman and Chief Executive Officer promotes and facilitates information flow between management and the Board, which is essential to effective governance. The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between development and execution of the Company’s short- and long-term strategy and independent oversight of management.

Although we do not separate the Chairman and Chief Executive Officer roles, the independent members of our Board of Directors have appointed a Lead Director. According to our Corporate Governance Principles, the Lead Director, who must be an independent director, is elected annually by the Board of Directors. The Lead

Director: (1) calls all Board meetings; (2) approves the schedule and agenda for all Board meetings; (3) presides at executive sessions of the Board; and (4) acts as a liaison between the non-employee directors and our Chief Executive Officer. The independent directors on our Board meet in executive session at the end of each regularly scheduled Board meeting and following special meetings from time to time. In May of 2009, our Board of Directors elected Mr. Hardin to serve as our Lead Director. Mr. Engles works closely with Mr. Hardin to identify appropriate topics of consideration for the Board and to plan effective and informative meetings.

All members of the Audit, Governance and Compensation Committees of our Board Directors are independent. Therefore, oversight of critical matters such as the integrity of our financial statements, executive compensation (including the compensation of the Chief Executive Officer), and the nomination of directors and evaluation of the Board of Directors and its Committees and the Chief Executive Officer is entrusted solely to independent directors.

How much are Board members paid?

Our objectives for non-employee director compensation are to remain competitive with the compensation paid to non-employee directors of comparable companies so that we may attract and retain qualified candidates for Board service and to reinforce our practice of encouraging stock ownership by our directors. For the fiscal year ended December 31, 2009, non-employee directors were entitled to receive the following cash compensation:

•	$35,000 annual retainer, payable quarterly in arrears;

•	$3,000 for each meeting (Board of Directors or Committee) attended in person and $1,000 for each meeting attended by telephone;

•	$5,000 per year for serving on the Audit Committee or Compensation Committee and $2,000 per year for serving on any other Board Committee;

•	$10,000 per year for chairing the Audit Committee or Compensation Committee and $4,000 per year for chairing any other Board Committee; and

•	$25,000 per year for serving as Lead Director.

Directors may elect to receive their fees in restricted stock rather than in cash. If a director makes this election, he or she will receive shares of restricted stock with a value equal to 150% of the cash amount owed to him or her, determined as of the last day of the applicable quarter based on the average closing price of our common stock over the last 30 trading days of the quarter. One-third of the restricted shares vest on the grant date; one-third vest on the first anniversary of the grant date; and the final one-third vest on the second anniversary of the grant date. In 2009, Mr. Davis, Ms. Hill, Mr. Kirk, Mr. Nevares and Ms. Wright elected to receive all of their fees in cash, and Mr. Collens received his final payment in cash. All other directors elected to receive their fees in shares of restricted stock.

In addition to fees described above, each non-employee director receives an annual grant of restricted stock units and stock options at the same time our executive officers and other key employees receive annual grants, which is the third business day following our fourth quarter earnings release. The directors’ grants are valued at $110,000, valued equally between restricted stock units and stock options. Historically, the number of shares for each grant was determined by taking the number of shares of our common stock equal to $55,000 on the last trading day of the previous November for restricted stock units, and taking the number of shares equal to the Black-Scholes value of $55,000 on the last trading day of the previous November for the option grant, and granting the corresponding number of shares for each at the closing price on the date of grant. Beginning with grants made in fiscal 2010, the valuation of these grants was determined by using a fifteen-day average of the Company’s closing stock prices, measured over the first fifteen trading days in January. The grants of restricted stock units vest pro rata over a three-year term, and the stock options are fully vested upon grant.

The following table summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2009. Pete Schenkel served on our board until his retirement following the expiration of his term at our Annual Meeting of Stockholders held on May 22, 2009. He was not independent and therefore received no other fees for his service, other than those provided due to his Independent Contractor and Noncompetition Agreement which is described on pages 58-59 of this Proxy Statement.

Director Compensation Table for Fiscal Year 2009

	Fees Earned or Paid in Cash
Name	Cash Value ($)(1)	Stock Value ($)(2)	Stock Awards ($)(3)(10)	Option Awards ($)(4)(10)	All Other Compensation ($)	Total ($)(5)(6)
Lewis M. Collens(7)	15,000	24,715	74,339	78,178	—	192,232
Tom C. Davis	74,000	—	74,339	78,178	—	226,517
Stephen L. Green	—	158,683	74,339	78,178	—	311,200
Joseph S. Hardin, Jr.	—	212,775	74,339	78,178	—	365,292
Janet Hill	68,000	—	74,339	78,178	—	220,517
Ronald Kirk(8)	7,914	—	74,339	78,178	—	160,431
J. Wayne Mailloux	—	71,968	33,549	41,727	—	147,244
John R. Muse	—	104,886	74,339	78,178	—	257,403
Hector M. Nevares	72,000	—	74,339	78,178	—	224,517
Pete Schenkel(9)	—	—	—	—	745,333	745,333
Jim L. Turner	—	127,557	74,339	78,178	—	280,074
Doreen A. Wright	44,750	—	33,549	41,727	—	120,026

(1)	This column includes the value of fees earned and paid in cash.

(2)	This column includes the value of fees earned and paid in stock. Directors may elect to receive their earned fees in shares of restricted stock rather than in cash. If a director makes this election, he or she will receive shares of restricted stock with a value equal to 150% of the cash amount owed to him or her, determined as of the last day of the quarter based on the average closing price of our common stock over the last 30 trading days of the quarter. One-third of the restricted shares vest on the grant date; one-third vest on the first anniversary of the grant date; and the final one-third vest on the second anniversary of the grant date. For directors who elected to receive shares of restricted stock instead of cash for all or part of the fees earned in 2009, the amounts shown in this column reflects the aggregate grant date fair value.

(3)	Represents the aggregate grant date fair value as of the grant date of February 13, 2009, of restricted stock unit awards granted in fiscal 2009.

(4)	Represents the aggregate grant date fair value as of the grant date of February 13, 2009, of stock options granted in fiscal 2009.

(5)	Represents the sum of the numbers shown in the columns to the left.

(6)	We pay, or in some cases reimburse, all travel, lodging and meal expenses associated with attending Board meetings, Board Committee meetings and other Company functions. These amounts are not reflected in the table because we do not consider them to be compensation as they are directly and integrally related to the performance of our directors’ duties.

(7)	Mr. Collens retired from our Board following the expiration of his term at our Annual Meeting of Stockholders held on May 22, 2009.

(8)	Mr. Kirk resigned from our Board on March 18, 2009, upon his selection as United States Trade Representative.

(9)	Denotes consulting fees earned by Mr. Schenkel pursuant to his Independent Contractor and Noncompetition Agreement, described on pages 58-59 of this Proxy Statement. Mr. Schenkel earned no other compensation for his services as a director. Mr. Schenkel retired from the Board following the expiration of his term at our Annual Meeting of Stockholders held on May 22, 2009.

(10)	The following table shows the aggregate number of outstanding restricted stock awards, restricted stock unit awards, and stock option awards as of December 31, 2009, excluding any shares for which beneficial ownership has been disclaimed, for each non-employee director serving as such on December 31, 2009:

Name	Restricted Stock Awards	Restricted Stock Unit Awards	Option Awards
Tom C. Davis	2,031	6,254	153,889
Stephen L. Green	7,996	7,198	102,738
Joseph S. Hardin, Jr.	11,555	15,130	193,046
Janet Hill	—	6,254	114,732
J. Wayne Mailloux	2,629	1,795	7,013
John R. Muse	5,732	6,254	193,046
Hector M. Nevares	1,882	10,692	193,046
Jim L. Turner	6,824	6,254	127,784
Doreen A. Wright	—	1,795	7,013

Per our Corporate Governance Principles, our directors are encouraged to own stock of the Company. As a general rule, each director is expected, over time, to own Company stock having a value of at least three times the director’s annual retainer paid for service on our Board of Directors.

What are the Committees of our Board of Directors and who serves on those Committees?

Our Board of Directors has established certain committees to assist in the performance of its various functions.

The chart below lists the standing Committees of our Board of Directors and indicates who currently serves on those Committees and how many times each Board Committee met during 2009.

Board Member	Audit(2)(3)		Compensation(2)		Executive		Governance(2)
Tom C. Davis	*
Gregg L. Engles					*	(1)
Stephen L. Green	*	(1)	*		*
Joseph S. Hardin, Jr.			*	(1)	*		*
Janet Hill							*	(1)
J. Wayne Mailloux							*
John R. Muse			*
Hector M. Nevares	*
Jim L. Turner			*				*
Doreen A. Wright							*
Meetings in 2009	9		8		1		4

*	Committee Member

(1)	Committee Chair

(2)	Our Board of Directors has determined, upon recommendation of the Governance Committee, that all of the members of our Audit, Compensation and Governance Committees are independent as defined under the rules of the NYSE and in accordance with our Corporate Governance Principles, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934. All Committee members are appointed by our Board of Directors upon recommendation of the Governance Committee.

(3)	Our Board of Directors has determined, based upon recommendation of the Governance Committee, that all of the members of the Audit Committee are “audit committee financial experts,” as that term is defined by the SEC.

What are the responsibilities of our Board Committees?

Audit Committee. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent auditor;

•	overseeing the work of our independent auditor for the purpose of preparing or issuing an audit report or related work;

•	reviewing and discussing our annual and quarterly financial statements with management and the independent auditor;

•	meeting regularly with members of our management and with our independent auditor outside the presence of management;

•	overseeing our internal audit function;

•	discussing the Company’s major financial risk exposure, including our risk assessment and risk management policies;

•	recommending policies regarding the hiring of employees from our independent auditor;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	monitoring our compliance with applicable legal and regulatory requirements;

•

providing oversight of our policies and practices with respect to corporate social responsibility, including environmentally sustainable solutions, ethics and compliance and the management of reputation risk;

•	pre-approving all permitted non-audit services to be performed by our independent auditor; and

•	preparing the Audit Committee report required by SEC rules, which is included on pages 25-26 of this Proxy Statement.

The Audit Committee has authority to retain independent legal, accounting or other advisors, at our expense.

The Audit Committee makes regular reports to the Board of Directors and reviews its own performance annually. The Audit Committee is required to meet at least quarterly and operates under a charter. The Audit Committee charter is accessible on our corporate website at www.deanfoods.com. Stockholders may also contact our Investor Relations Department at 800.431.9214 to obtain a free copy.

Compensation Committee. The Compensation Committee’s responsibilities include:

•	reviewing and evaluating the performance of the Chief Executive Officer;

•	determining the Chief Executive Officer’s compensation;

•	reviewing and approving the compensation of our other executive officers and certain other key employees and acting in an advisory role on non-executive employee compensation;

•	setting our executive compensation policies and objectives and administering our executive compensation programs;

•	overseeing our long-term incentive compensation programs and making final determinations regarding grants under such programs;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which begins on page 29 of this Proxy Statement; and

•	preparing the Compensation Committee report required by SEC rules, which is included on page 46 of this Proxy Statement.

Additional information regarding the processes and procedures followed by the Compensation Committee in considering and determining executive and director compensation is provided below under the heading “Compensation Discussion and Analysis” beginning on page 29 of this Proxy Statement.

The Compensation Committee reviews and approves the compensation for our executive officers, including the Chief Executive Officer. Our Chief Executive Officer makes recommendations to the Compensation Committee each year on the appropriate compensation to be paid to our executive officers, excluding himself. The Compensation Committee makes the final determination of the amount of compensation to be awarded to each executive officer, including the Chief Executive Officer, based on the Compensation Committee’s determination of how that compensation achieves the objectives of our compensation policies. The Compensation Committee has delegated limited authority to the Chief Executive Officer and two designated Executive Vice Presidents to grant stock options, restricted stock units and, beginning in 2010, cash performance units in connection with the hiring of new employees or the promotion or special recognition of selected employees.

The Compensation Committee meets several times each year to discuss setting individual compensation levels, and it determines compensation based on its assessments of the personal attributes and achievements of the individual officers. The Compensation Committee also determines and establishes our short-term and long-term incentive plans and other executive benefits as needed throughout each year. For more information regarding the actions of our Compensation Committee, see the Compensation Discussion and Analysis section of this Proxy Statement.

Risk Considerations in our Compensation Programs. We have reviewed our compensation policies and practices for our employees and concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on our Company. Further, the Compensation Committee believes that the mix and design of the elements of our compensation program are appropriate and encourage executive officers and key employees to strive to achieve goals that benefit our Company over the long term. Our compensation policies and procedures are applied uniformly to all eligible participants. By targeting both company-wide goals and business unit goals where appropriate for short-term incentive compensation, and by using benchmarks to our peer groups for long-term incentive compensation, we believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in a manner that does not encourage excessive risk-taking by our employees.

To further mitigate risk, the Compensation Committee adopted a clawback policy in March of 2010 that is applicable to both our short-term and long-term incentive compensation plans. The policy states that any restatement of our audited financial statements resulting from an employee’s fraud, intentional misconduct, gross negligence, or other misfeasance, malfeasance or nonfeasance, and that results in an employee’s award being less than the amount actually awarded, paid or accrued, shall give the Company the right to recover all or part of such employee’s cash bonus or equity-based compensation award, or cancel any equity-based compensation award granted on or after February 1, 2010.

Compensation Committee Consultant. The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. The Compensation Committee uses a compensation consultant, Mercer Human Resource Consulting, Inc. (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., to assist in connection with setting compensation. The Compensation Committee relies on Mercer to collect and analyze market compensation data. In addition, Mercer assists the Compensation Committee in validating the Company’s performance relative to our peer groups with respect to the awards made under our long-term incentive plans. The Compensation Committee works with Mercer to ensure that position descriptions are appropriately comparable between our Company and those companies in our peer groups, and to properly adjust the raw data so that it is appropriate for a company of our size. Using this data, Mercer makes preliminary compensation recommendations based on our Compensation Committee’s compensation philosophy.

Mercer was retained by the Compensation Committee to provide executive compensation services and reports directly to the Compensation Committee chairman with respect to such services. Although the Compensation Committee approves the scope of Mercer’s work and its fees, Mercer works with management as well to ensure that its advice and recommendations reinforce the Company’s business strategy and are consistent with the Company’s pay for performance philosophy.

Examples of services provided to the Compensation Committee by Mercer include the following:

•	participation in Compensation Committee meetings as advisor to the Committee;

•	market assessments of executive total compensation;

•	consultations on the design of short- and long-term incentive plans;

•	periodic updates on market trends;

•	quarterly and/or monthly calculations of Total Stockholder Return (TSR) performance for long-term incentive plan compensation purposes;

•	assessment of compensation of the Board of Directors; and

•	preparation of tally sheets for executive compensation.

Mercer provides advice and assistance to the Company in several areas outside of executive compensation, including the following:

•	retirement consulting, which includes actuarial valuations;

•	consulting on multi-employer plans and collective bargaining agreements, plan consolidations and government forms;

•	defined benefit plan outsourcing;

•	internal job grading and benchmarking for non-executive employees;

•	health and benefit outsourcing and consulting;

•	human resources and compensation software; and

•	due diligence services related to acquisitions.

In addition, we have engaged affiliates of Mercer to provide certain group insurance, risk management services and actuarial services.

The aggregate fees billed by Mercer in 2009 were approximately:

•	$350,000 for consulting services related to executive compensation, as provided to the Compensation Committee; and

•	$6.1 million for other services provided to the Company, as set forth above, including approximately $350,000 for services provided by affiliates of Mercer.

Mercer operates its compensation practice as a separate business unit from its other services, and we have been advised by Mercer that the compensation of its compensation consultants is based solely on the fees generated by the executive compensation practice. The Compensation Committee has adopted the following policy with respect to the compensation consultant:

•	The engagement letter with the Compensation Committee’s compensation consultant is executed by the compensation consultant and the Chair of the Compensation Committee.

•	The executive compensation services provided by the compensation consultant are approved by the Compensation Committee.

•	At least bi-annually, the Compensation Committee reviews all other support services provided by the compensation consultant or its affiliates to the Company.

Although the Compensation Committee does not directly approve the engagement of Mercer for services other than those related to executive compensation, the Compensation Committee reviews, on a bi-annual basis, all other services provided by Mercer and considers whether such services compromise Mercer’s independence in providing services to the Compensation Committee. In November 2009, the Compensation Committee reviewed the other services provided to the Company by Mercer and determined that Mercer’s executive compensation consultants are sufficiently objective to provide executive compensation services to the Compensation Committee. The other services were approved by management in the normal course of business.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee is comprised entirely of independent directors. None of our executive officers has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of the Compensation Committee.

Executive Committee. The Executive Committee may act on behalf of the Board of Directors when the Board of Directors is not in session on a limited basis as to matters specifically delegated to the Executive Committee from time to time. The Executive Committee meets only as needed.

Governance Committee. The purpose of the Governance Committee is to consider, develop and make recommendations to the Board of Directors regarding corporate governance principles generally and the appropriate size, function and operation of the Board and its Committees to optimize the effectiveness of the Board. The Governance Committee also performs the functions of a nominating committee. The Governance Committee’s responsibilities include:

•	establishing the criteria for membership on the Board of Directors;

•	reviewing periodically our Corporate Governance Principles;

•	reviewing and making recommendations to the Board of Directors with respect to management succession planning and management development;

•	considering, recommending and recruiting candidates to fill new or open positions on the Board of Directors;

•	reviewing candidates recommended by stockholders;

•	conducting the appropriate inquiry into the backgrounds and qualifications of potential candidates;

•	recommending director nominees for approval by the Board of Directors and our stockholders;

•	considering possible conflicts of interest of Board members and executive officers;

•	recommending Board Committee members and director development; and

•	reviewing transactions under our Related Party Transactions Policy.

The processes and procedures followed by the Governance Committee in identifying and evaluating director candidates are described below under the heading “What is the process for nominating directors?”

Committee Charters/Form 10-K. We believe the charters adopted by the Audit, Compensation and Governance Committees comply with applicable corporate governance rules of the NYSE. These charters and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC, are available on our Company website at www.deanfoods.com. Stockholders may also contact Investor Relations at 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201 or at 800.431.9214 to obtain copies of the Committee charters or our Form 10-K without charge.

How can I communicate with our Board of Directors?

Should you wish to contact our Lead Director or any other member of our Board of Directors on a board-related issue, you may write to him or her in care of our Corporate Secretary at 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201. Relevant communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as:

•	business solicitations or advertisements,

•	junk mail and mass mailings,

•	new product suggestions,

•	product complaints,

•	product inquiries,

•	resumes and other forms of job inquiries,

•	spam, and

•	surveys.

In addition, material that is threatening, illegal or similarly unsuitable will be excluded. Any communication that is screened as described above will be made available to any director upon his or her request.

What is the Board’s role with respect to risk oversight?

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risk. While the Board is ultimately responsible for overall risk oversight at our Company, our three board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. Pursuant to its charter, the Audit Committee has primary responsibility for monitoring the Company’s major financial risk exposures and the steps the Company has taken to control such exposures, including the Company’s risk assessment and risk management guidelines and policies. Our management team has implemented an enterprise risk management program to conduct an annual business risk assessment and present its findings and progress toward mitigating such risks to the Audit Committee on a quarterly basis. The business risk assessment includes an action plan to address such risks, and the Audit Committee discusses with management the appropriateness of such strategies. The Compensation Committee is charged with ensuring that our compensation policies and procedures do not encourage risk taking in a manner that would have a material adverse impact on the company. The Governance Committee is charged with overseeing risks with respect to our Related Party Transaction Policy, and with respect to issues arising with directors and director nominees. Each Committee reports its findings to the full Board on a quarterly basis for consideration. In addition, the Board receives updates from senior management on other areas of material risk at each regularly scheduled quarterly meeting, including operational, financial, legal and regulatory, and strategic and reputational risks. These measures are designed to allow the Board to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

What is the Board’s role with respect to the nomination of directors?

When searching for or considering a candidate for Board membership (including any candidate who may be recommended by a stockholder), the Governance Committee will require that the candidate have the highest ethical standards, integrity, sound business judgment and a willingness to devote adequate time to Board duties. The Governance Committee has, as appropriate, retained search firms to assist in identifying qualified director candidates.

The Governance Committee, with the input of the Chief Executive Officer, is responsible for recommending to the Board (1) nominees for Board membership to fill vacancies or newly created positions and (2) the persons to be nominated by the Board for election at the Company’s Annual Meeting of Stockholders. In connection with the selection and nomination process, the Governance Committee reviews the desired experience, skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board. In considering whether to recommend any candidate to the Board, the Governance Committee will apply the criteria set forth in our Corporate Governance Principles. The Governance Committee will generally look for individuals who have displayed high ethical standards, integrity, sound business judgment and a willingness to devote adequate time to Board duties. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, disability or sexual orientation.

How can stockholders nominate directors?

Stockholders may recommend individuals to the Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and the number of shares of our common stock beneficially owned by the nominee to the Governance Committee, c/o Corporate Secretary, 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201. Assuming the appropriate information has been provided on a timely basis, the Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board of Directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the Proxy Statement for the next annual meeting of stockholders.

Stockholders also have the right under our bylaws to directly nominate candidates, without any action or recommendation on the part of the Governance Committee or the Board of Directors. Our bylaws require that the Company be given advance written notice of stockholder nominations for election to the Board of Directors. Such nomination must contain the information required by our bylaws with respect to the nominee and the stockholder. On August 27, 2008, we adopted amended and restated bylaws which changed the date by which notice of intent to present certain stockholder proposals for consideration at our annual meeting must be submitted to our corporate secretary. To be timely, a stockholder’s notice must be delivered to the corporate secretary (i) in the case of an annual meeting, not earlier than the 120th day and no later than 5:00 P.M., Central Time, on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the 120th day prior to the date of such annual meeting and not later than 5:00 P.M., Central Time, on the later of the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the corporation; or (ii) in the case of a special meeting at which the Board of Directors gives notice that directors are to be elected, not earlier than the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date such special meeting is less than 100 days prior to the date of such special meeting, the tenth day following the day on which public announcement of the date of the meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first made. On March 5, 2009, we adopted amended and restated bylaws that became effective on May 22, 2009. The provisions regarding the procedure for a stockholder to directly nominate a candidate for the Board of Directors did not change.

Do we have a Code of Ethics?

We have adopted a Code of Ethics that applies to all of our directors, executive officers and employees, with the exception of our Alpro employees, who are subject to a comparable code of ethics. Our Code of Ethics is posted on our corporate website at www.deanfoods.com. Any amendments to or waivers of our Code of Ethics for directors or executive officers also will be posted on our website. If you would like a copy of our Code of Ethics, please request one by writing or calling our Investor Relations Department at:

Dean Foods Company

Attention: Investor Relations

2515 McKinney Avenue, Suite 1200

Dallas, Texas 75201

800.431.9214

Do we have a Corporate Responsibility/Sustainability Officer?

We have appointed a Corporate Responsibility/Sustainability Officer who works to promote business activities that are socially responsible and environmentally sustainable. He also oversees our ethics and compliance program. He provides reports to the Audit Committee on the program’s effectiveness and works closely with various compliance functions to coordinate the sharing of best practices across our Company.

Do we have a Disclosure Committee?

We have established a Financial Disclosure Committee composed of members of management to assist in fulfilling our obligations to maintain effective disclosure controls and procedures and to coordinate and oversee the process of preparing our securities filings with the SEC.

Who is our Independent Auditor?

Deloitte & Touche LLP has served as independent auditor for the Company since its formation. In addition to performing the audit of the Company’s consolidated financial statements, Deloitte & Touche also provides various other services to the Company. All of the services provided for the Company by Deloitte & Touche in 2009 were approved by the Audit Committee. The aggregate fees and reimbursable expenses billed to the Company and its subsidiaries by Deloitte & Touche in 2009 and 2008 were:

	2009	2008
Audit Fees(1)	$5,705,000	$6,839,000
Audit-Related Fees(2)	5,200,000	3,158,000
Tax Fees(3)	67,000	151,000
All Other Fees(4)	172,000	765,000

Total	$11,144,000	$10,913,000

(1)	“Audit Fees” includes fees and expenses billed for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q, and services provided in connection with statutory and regulatory filings. Also included in Audit Fees is the audit of the Company’s internal controls. Included in Audit Fees for 2008 is $794,000 in audit fees attributable to the 2007 Audit, which were finalized in 2008.

(2)	“Audit-Related Fees” includes fees billed for services that are related to the performance of the audit or review of the Company’s financial statements (which are not reported above under the caption “Audit Fees”), such as fees for accounting due diligence on acquisitions and divestitures.

(3)	“Tax Fees” includes fees billed for services that are related to tax compliance, including international tax consulting in 2009.

(4)	“All Other Fees” includes fees and expenses in 2008 for advisory services related to the Company’s development of internal merger & acquisition integration processes and guidelines.

The Audit Committee has recommended ratification of its engagement of Deloitte & Touche as the Company’s independent auditor for 2010.

The Audit Committee has sole authority to engage and determine the compensation of the Company’s independent auditor. The Audit Committee’s pre-approval is required for any engagement of Deloitte & Touche. Annually, the Audit Committee pre-approves services to be provided by Deloitte & Touche. The Audit Committee also considers the engagement of Deloitte & Touche for the provision of other services during the year. In addition to conducting the Company’s 2010 audit, the Audit Committee has pre-authorized Deloitte & Touche to provide services to the Company in connection with the following types of audit-related and tax matters:

Audit-Related Engagements

•	Audit of the financial statements of any subsidiary or other combined financial statements of the Company, as requested, including the Hero/WhiteWave joint venture;

•	Ordinary course accounting consultations; and

•	Due diligence services related to potential acquisitions and divestitures of businesses.

Tax Engagements

•	U.S. federal, state and local tax compliance advice;

•	International tax compliance advice;

•	Review of federal, state, local and international income, franchise and other tax returns;

•	Advice on tax audits; and

•	Tax structuring and related advice in connection with potential acquisitions, divestitures and restructurings.

Other

•	Management’s and employees’ continued access to education, information and other tools in various formats including database subscriptions, websites and electronic and other formats.

The pre-approval described above will expire in the first quarter of 2011. In the event a matter of a type listed above arises before the first quarter of 2011, the Audit Committee has authorized management, if necessary, to negotiate, for the Audit Committee’s approval and execution, an engagement agreement related to that matter. For each such matter, management is required to provide the Audit Committee, at its next regularly scheduled meeting, with detailed documentation about the services provided or to be provided. Any service that management requests Deloitte & Touche to provide that is of a type that has not been pre-approved must be considered at a meeting of the Audit Committee before the service is provided. In determining whether to approve the engagement of Deloitte & Touche, the Audit Committee considers whether such service is consistent with Deloitte & Touche’s independence. The Audit Committee also considers the amount of audit and audit-related fees in comparison to all other fees paid to Deloitte & Touche and the Audit Committee reviews such comparisons regularly.

Representatives of Deloitte & Touche will be present at the annual meeting to make a statement, if they choose, and to answer any questions you may have.

Audit Committee Report

We have met with representatives of Deloitte & Touche and Company management to review and discuss the Company’s audited consolidated financial statements for the year ended December 31, 2009, and the assessment of the Company’s internal control over financial reporting. We have discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. We discussed with the Company’s Chief Audit Executive and with Deloitte & Touche the overall scope and plans for their respective audits. We met with the Chief Audit Executive and with Deloitte & Touche, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. We also regularly review and discuss the Company’s activities with respect to risk assessment and risk management, and receive regular reports regarding the Company’s compliance program.

We have discussed with Deloitte & Touche the matters that are required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received from Deloitte & Touche the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and we have discussed with Deloitte & Touche their independence.

We have considered whether the services performed by Deloitte & Touche, other than audit services or services related to the audit, are compatible with maintaining the independence of Deloitte & Touche, and we have concluded that they are. Based on our reviews and discussions with management and Deloitte & Touche, as described above, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

This report is presented by:

The members of the Audit Committee

Stephen L. Green (Chairman)

Tom C. Davis

Hector M. Nevares

Who are our executive officers?

The term “executive officer” is defined by applicable securities law as a company’s president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the public company. According to that definition, our Board of Directors has determined that our “executive officers” are:

Gregg L. Engles—Chairman of the Board and Chief Executive Officer

See Mr. Engles’ biography on page 7.

Jack F. Callahan, Jr.—Executive Vice President and Chief Financial Officer

Mr. Callahan, age 51, joined us in May 2006 as Executive Vice President and Chief Financial Officer. Prior to joining us, from 1996 to 2006 he held a number of positions at PepsiCo, Inc. including Senior Vice President of Corporate Strategy and Development for PepsiCo and Chief Financial Officer for Frito Lay International. Before joining PepsiCo, he held various positions at General Electric Company and McKinsey & Company. Mr. Callahan also serves on the Board of Directors of MetroPCS Communications, Inc., where he serves on the Audit Committee.

Joseph E. Scalzo—Chief Operating Officer

Mr. Scalzo, age 51, joined us in October 2005 as President and Chief Executive Officer of our WhiteWave Foods Company subsidiary. He was promoted to President and Chief Executive Officer of WhiteWave Foods

Company and Morningstar Foods Company in February 2008 and to Chief Operating Officer of Dean Foods Company effective November 1, 2009. Prior to joining us, he was employed by The Gillette Company from 2001 to October 2005, serving most recently as Group President, Personal Care and Global Value Chain. Prior to joining The Gillette Company, Mr. Scalzo served in various capacities at the Coca-Cola Company from 1997 to 2001, including Senior Vice President and Chief Marketing Officer of The Minute Maid Company. He began his career at Procter & Gamble in 1985 where he held various leadership positions. Mr. Scalzo also served on the Board of Directors of HNI Corporation, a leading office furniture and wood burning fireplace manufacturer, through November of 2009.

Harrald F. Kroeker—President, Fresh Dairy Direct

Mr. Kroeker, age 52, joined us in November 2006 as Senior Vice President and Chief Operating Officer of our DSD Dairy business, now called Fresh Dairy Direct. Mr. Kroeker was promoted to President, Fresh Dairy Direct in January 2008. Previously, Mr. Kroeker served in multiple executive capacities at Pepsi Bottling Group, including Senior Vice President and General Manager, West from 2004 to 2006, Senior Vice President and General Manager, Mexico in 2003, and Senior Vice President and General Manager, Mid Atlantic from 2000 to 2002. In addition to his experience with Pepsi Bottling, Mr. Kroeker held leadership positions in sales with Polaroid and Procter & Gamble.

Gregg A. Tanner—Executive Vice President and Chief Supply Chain Officer

Mr. Tanner, age 53, joined us in November 2007 as Executive Vice President and Chief Supply Chain Officer. Prior to joining us, Mr. Tanner was Senior Vice President, Global Operations at The Hershey Company from 2006 to 2007. Before joining Hershey, Mr. Tanner was Senior Vice President, Retail Supply Chain at ConAgra Foods, Inc. from 2001 to 2005, where he directed the entire supply chain for retail products. Previously, Mr. Tanner held positions of increasing responsibility at the Quaker Oats Company and Ralston Purina Company. Mr. Tanner also serves on the Board of Directors of The Boston Beer Company, Inc., where he serves on the Audit Committee.

Deborah B. Carosella—Senior Vice President, Innovation

Ms. Carosella, age 53, joined us in April 2007 as Senior Vice President, Innovation. Prior to joining us, Ms. Carosella held various positions at ConAgra Foods Inc., including Senior Vice President, Strategic Marketing and Innovation from 2005 to 2007, Executive Vice President, Innovation, Grocery Products Division from 2003 to 2004, and Vice President, General Manager, Meals Business Unit from 2001 to 2002. In addition to her food industry experience, she worked in the biotechnology and nutrition arenas where she oversaw business development for new product platforms at Monsanto Company. Ms. Carosella’s experience also includes extensive advertising agency and consulting work for companies including J. Walter Thompson, Anheuser-Busch, Eagle Snacks, Nestle Confections, Kraft and M&M Mars.

Bernard P.J. Deryckere—Chief Executive Officer, Alpro

Mr. Deryckere, age 51, joined us through our acquisition of Alpro in 2009. Prior to our acquisition, Mr. Deryckere held the position of Chief Executive Officer of the Alpro Soya Food division of Vandemoortele Group Europe, a position he held since September 2001. Prior to joining Alpro, Mr. Deryckere held numerous leadership positions at Unilever and Henkel. From 1993 to 1995, Mr. Deryckere was Marketing Director for Unilever Portugal. From 1995 to 1998, he was European Category Director for Unilever’s European Business Group Lipton Ready to Drink Beverages. From 1998 to 2000, he was General Manager for Unilever’s Bakery Business covering Belgium, the Netherlands, Luxembourg and France. Immediately prior to joining Alpro, Mr. Deryckere was Chief Executive Officer for Unilever Bestfoods Scandinavia.

Kelly Duffin-Maxwell—Executive Vice President, Research and Development

Ms. Duffin-Maxwell, age 45, joined us in 2008 as Executive Vice President, Research & Development. She brings 20 years of experience from Kraft Foods, most recently as Senior Vice President, Breakthrough Innovation, a position she held from 2007 to 2008, where she created original platforms to accelerate the growth of Kraft Foods Inc. She worked in Germany from 1999 to 2006, where she led R&D efforts on some of Europe’s leading chocolate brands including Milka and Toblerone. She also worked throughout the Kraft organization including in the Cheese, Convenient Meals and Grocery categories, as well as serving as Director, Basic Flavor and Ingredient Research for North America.

Steven J. Kemps—Executive Vice President, General Counsel and Corporate Secretary

Mr. Kemps, age 45, joined us in February 2006 as Senior Vice President and Deputy General Counsel. In January 2008, Mr. Kemps was promoted to General Counsel, and became Executive Vice President in August 2008. Prior to joining us, Mr. Kemps held various positions with Kimberly-Clark Corporation from 1997 to 2006. From 1993 to 1997, he was an attorney with Dorsey & Whitney, LLP, and from 1991 to 1993, he served as a law clerk to Judge Paul A. Magnuson of the United States District Court, Minnesota.

Gregory A. McKelvey—Executive Vice President and Chief Strategy and Transformation Officer

Mr. McKelvey, age 36, joined us in 2005 as Vice President, WhiteWave Strategic Planning where he was integral to the successful merger integration of our Silk, Horizon Organic, International Delight and Land O’ Lakes businesses and led the Information Technology and Marketing Services functions. Mr. McKelvey was subsequently promoted to Executive Vice President, Chief Strategy and Transformation Officer in November 2008 and currently leads Strategic Planning and Information Technology across Dean Foods. Mr. McKelvey joined us after a long-term engagement with the Company as a strategy consultant with Bain & Company, where he developed growth and profit improvement strategies for leading companies and private equity clients. Mr. McKelvey started with Bain & Company in 2001 and left as a Manager to join the Company in 2005.

Blaine E. McPeak—President, WhiteWave Foods Company

Mr. McPeak, age 44, joined us in 2007 as the President of Horizon Organic at our WhiteWave Foods Company subsidiary. In 2008, Mr. McPeak was named President of the Horizon, Silk and Rachel’s Organic U.K. businesses. In 2009, Mr. McPeak was promoted to President, WhiteWave Foods Company. Prior to joining us, Mr. McPeak held several senior management roles at Kellogg Company from 1994-2007, leading their Wholesome Snack division, Frozen Foods division, and Kellogg’s Kashi Company. In each position, he led strategic oversight and delivery of financial performance across a full scope of responsibilities, including Sales, Marketing, Finance, Supply Chain and Research and Development. Prior to his time at Kellogg, Mr. McPeak began his career in the food business at the Sara Lee Corporation.

Paul T. Moskowitz—Executive Vice President, Human Resources

Mr. Moskowitz, age 46, joined us in June 2007 as Executive Vice President, Human Resources. Prior to joining us, Mr. Moskowitz served in various roles at Yum! Brands, Inc. from 1996 to 2007, most recently as Chief People Officer of Pizza Hut, a division of Yum! Brands. Previously, Mr. Moskowitz directed the Human Resources activities for all of Pizza Hut’s field operations, and led the organization’s training function. Prior to joining Pizza Hut, Mr. Moskowitz served in progressively challenging Human Resources roles, including senior positions with Darden Restaurants, Inc., from 1994 to 1996 and Brinker International, Inc., from 1992 to 1994.

Christopher Sliva—President, Morningstar

Mr. Sliva, age 46, joined us in 2006 as Senior Vice President of Sales and Chief Customer Care Officer at our WhiteWave Foods Company subsidiary. In 2008, Mr. Sliva was promoted to Chief Operating Officer at our

Morningstar division. Effective January 1, 2010, Mr. Sliva was promoted to President, Morningstar. Prior to joining us, from 2003-2006 Mr. Sliva served as Vice President and General Manager of Americas Output for Eastman Kodak Corporation, where he also served as Vice President, Retail Sales from 2000-2001 and Vice President, U.S. Sales from 2001-2003. His prior experience also includes marketing and sales roles at Fort James Corporation and Procter & Gamble. Mr. Sliva currently serves on the Board of Directors of the North Texas Food Bank, a nonprofit hunger relief organization.

How is the compensation of our Named Executive Officers determined?

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to provide investors with an understanding of our compensation policies and practices with respect to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers. These individuals, referred to as Named Executive Officers, are identified below:

•	Gregg L. Engles, Chairman of the Board and Chief Executive Officer

•	Jack F. Callahan, Jr., Executive Vice President and Chief Financial Officer

•	Joseph E. Scalzo, Chief Operating Officer

•	Harrald F. Kroeker, President, Fresh Dairy Direct

•	Gregg A. Tanner, Executive Vice President and Chief Supply Chain Officer

We will discuss and analyze the following topics in this Compensation Discussion and Analysis:

•	Executive Compensation Objectives and Policies

•	Company Performance Factors Affecting 2009 Compensation

•	Benchmark Comparison Group for Executive Compensation Purposes

•	Elements of Compensation

•	Agreements with Named Executive Officers

•	Compensation Methodology

•	Compensation of the Chief Executive Officer

•	Role of Chief Executive Officer in Compensation of Other Executive Officers

•	Compensation Mix

•	Annual Cash Compensation

•	Base Salary

•	Short-Term Incentive Compensation

•	Long-Term Incentive Compensation

•	Grants Made in Fiscal 2009

•	Changes to Long-Term Incentive Compensation Effective in 2010

•	Performance Cash Plan

•	Equity Compensation

•	Fiscal 2010 Grants

•	Long-Term Incentive Grant Policies

•	Deferred Compensation Plan and Supplemental Employee Retirement Plan

•	Other Compensation

•	Severance and Change in Control Benefits

•	Tax Deductibility Policy

To further illustrate these concepts, we have included charts and tables where we believe appropriate to enhance our stockholders’ understanding of the compensation of our Named Executive Officers. These tables and charts are meant to be in addition to, and not an alternative to, the charts and tables provided under the heading “How much are our Named Executive Officers paid?” beginning on page 46 of this Proxy Statement.

Executive Compensation Objectives and Policies

Our Compensation Committee is responsible for establishing and administering our policies governing the compensation of our senior executives, including our Named Executive Officers. For a description of the Compensation Committee’s charter and additional information regarding the processes and procedures it follows in determining executive compensation, see “Other Information—What are the responsibilities of our Board Committees?” The Compensation Committee is composed entirely of independent directors. In accordance with its charter, the Compensation Committee has adopted executive compensation policies that are designed to achieve the following four objectives:

•	Attract and retain top talent;

•	Motivate and reward the performance of officers in support of achievement of the Company’s strategic, financial and operating performance objectives;

•

Ensure that our total compensation package is competitive in comparison to our peers, and that our compensation policies are consistent with high standards of good corporate governance and best practices within our industry; and

•	Align our executives’ interests with the long-term interests of our stockholders through awards of stock options, restricted stock units, and beginning in 2010, cash performance units.

Company Performance Factors Affecting 2009 Compensation

We are one of the leading food and beverage companies in the United States. Our Fresh Dairy Direct segment is the largest processor and distributor of milk and other dairy products in the country, and our WhiteWave-Morningstar segment markets and sells a variety of nationally branded dairy and dairy-related products. The dairy industry is sensitive to changes in general economic conditions, both nationally and locally. In addition, our business is heavily dependent on raw materials such as conventional and organic raw milk, diesel fuel, resin, soybeans and other commodities. The prices of these materials increase and decrease based on market conditions, and in some cases, governmental regulation.

Fiscal 2009 was a successful year for our Company. Our 2009 operating profits, on a consolidated basis, and for each of our business segments, were the highest in our history. On an adjusted basis, our consolidated operating income grew for the full year by 10%. We achieved growth in adjusted earnings per share, on a diluted basis, of 22%. Moreover, we made significant progress toward building the necessary capability to transform our business, and our initiatives to reduce cost took hold. In 2009, we began a three to five year company-wide cost savings initiative targeting company-wide cost reductions of approximately $300 million over this timeframe. Our cost savings initiative efforts are primarily focused on procurement, where we are leveraging our scale to drive our costs lower; conversion, where continuous improvement and network optimization are coupled to reduce the cost of production in and across our facilities; and distribution, where we are leveraging technology and process best practices to drive increased productivity across our direct-to-store delivery network. Additionally, we strategically built our portfolio, adding Alpro to become the clear global soy leader, and Heartland and Foremost Farms to strengthen our core fluid milk franchise. While our fourth quarter performance was below our expectations, compensation decisions were based on full year results, which overall exceeded our established targets for almost every business unit as described more fully below.

Certain non-GAAP financial measures discussed in this Proxy Statement have been adjusted. Adjusted net income, adjusted diluted operating income and adjusted diluted earnings per share are non-GAAP measures, which differ from the corresponding GAAP measure by excluding transaction-related fees on acquisitions that have closed or are expected to close, charges related to facility closings and reorganization costs, the operating loss attributable to the 50% interest in the Hero/WhiteWave joint venture that we do not own, the net gain related to foreign exchange hedging in connection with the acquisition of the Alpro Division of Vandermoortele, N.V., the income tax impact for income from continuing operations before income tax adjustments and the net income (loss) associated with previously reported discontinued operations.

Benchmark Comparison Group for Executive Compensation Purposes

In order to ensure that we are able to attract and retain the highest caliber management, we analyze our total compensation to ensure that it is comparable to that offered by competitors for the Company’s management talent. To facilitate this comparison, we use a group of peer companies as our benchmark, which we will refer to in this Proxy Statement as the Benchmark Comparison Group. The Benchmark Comparison Group is reviewed at least annually by the Compensation Committee with input from Mercer, our outside compensation consultant. In November 2008, the Compensation Committee reviewed the Benchmark Comparison Group and determined that for fiscal 2009 compensation, the peer companies should be adjusted to include companies that were more closely aligned with our Company based on the factors set forth below. The Compensation Committee determined that the following group of companies comprised the appropriate Benchmark Comparison Group for 2009:

• Campbell Soup Company	• The J.M. Smucker Company

• The Clorox Company	• Kellogg Company

• Coca-Cola Enterprises Inc.	• Kimberly-Clark Corporation

• Colgate-Palmolive Company	• Kraft Foods Inc.

• ConAgra Foods, Inc.	• Molson Coors Brewing Company

• Dr. Pepper Snapple Group Inc.	• Ralcorp Holdings, Inc.

• General Mills, Inc.	• Sara Lee Corporation

• H.J. Heinz Company	• Smithfield Foods, Inc.

• The Hershey Company	• Tyson Foods, Inc.

• Hormel Foods Corporation

The Compensation Committee used an analysis conducted by Mercer to assist with its determination. The criteria considered by the Compensation Committee in selecting peer companies for the Benchmark Comparison Group include the following:

•	size, as measured by revenue, typically with a range of 1/3 to 3 times the Company’s revenue;

•	industry category, referred to as food consumer products, food processing or food products; and

•	competition for sources of talent, including companies or sectors where the Company has either gained or lost executive talent.

Bottling companies were also considered comparable to the consumer packaged goods sector due to similarities in manufacturing and distribution capabilities. In addition to the bottling companies named above, the Compensation Committee considered Pepsi Americas, Inc. and The Pepsi Bottling Group, Inc. However, PepsiCo announced in August of 2009 its intent to acquire the outstanding shares of each entity, effectively taking these entities out of the range of appropriate peer group companies.

Elements of Compensation

Our executive compensation program is composed of the following elements:

•	base salary;

•	annual cash incentives, which we will refer to as short-term incentive compensation;

•	long-term incentives, which for the Named Executive Officers and other senior executives consist of stock options, restricted stock units, and, beginning in 2010, cash performance units;

•	our Executive Deferred Compensation Plan and Supplemental Executive Retirement Plan; and

•	other perquisites.

The Company does not maintain an ERISA qualified defined benefit pension plan for the Chief Executive Officer or for any of the other Named Executive Officers.

Agreements with Named Executive Officers

In general, we enter into letter agreements with each of our executive officers that govern the terms of his or her employment. Such employment agreements generally state the executive’s base salary, signing bonus, if any, annual short-term incentive compensation opportunity, long-term incentive awards to be granted upon hire or in the future, if applicable, and any other benefits, such as relocation benefits, COBRA reimbursement, and eligibility for the Dean Foods Executive Severance Pay Plan. We have such agreements for all of our Named Executive Officers, except Mr. Engles. These agreements are summarized under the heading “Do we have agreements with our Named Executive Officers or directors” on pages 55-59 of this Proxy Statement.

Compensation Methodology

In order to ensure that management’s interests are aligned with those of stockholders and to motivate and reward individual initiative and effort, we emphasize a pay for performance compensation program so that attainment of Company, business unit and individual performance goals are rewarded. Through the use of performance-based plans that emphasize attainment of Company and/or business unit goals, we seek to foster teamwork, and the use of tools such as equity ownership and long-term incentive compensation programs is important to ensure that the efforts of management are consistent with the objectives of our stockholders. Our Compensation Committee does not believe that the Company’s compensation arrangements, including financial performance measures used to determine short-term incentive payout amounts, provide our executives with incentive to engage in business activities or other behavior that would expose the Company or our stockholders to excessive risk in order to obtain targeted results. In addition, in February 2010, the Compensation Committee implemented a “clawback” policy applicable to our short-term and long-term incentive compensation programs. See page 19 of this Proxy Statement for a description of this policy.

To determine the 2009 compensation for our Named Executive Officers, the Compensation Committee directed Mercer to provide a compilation of base salary, short-term incentive compensation and long-term incentive compensation for senior executives with similar responsibilities, including positions within business groups, within the companies in the Benchmark Comparison Group. The Compensation Committee also directed Mercer to compare our executive officers’ compensation by percentile ranking to those senior executives in the Benchmark Comparison Group for base salary, short-term incentive compensation and long-term incentive compensation. The Compensation Committee used these rankings as a component in determining base salary and annual short-term incentive compensation for the Named Executive Officers and other senior executives, in addition to the consideration of the achievement of performance targets and the subjective evaluation of such officer’s overall performance and contribution to the Company’s results as discussed in more detail in the Annual Cash Compensation section below. In addition to the Benchmark Comparison Group, the Compensation Committee may also consider general industry data where such additional information may be helpful. Long-term equity incentive compensation was determined based on total stockholder return, as described in more detail in the Long-Term Equity Incentive Compensation section below.

Our compensation philosophy is to compensate Named Executive Officers and other key employees at the following approximate percentile ranges:

Base Salary	60th percentile

Total Cash	50th – 60th percentile
(Base Salary + Short-Term Incentive)

Long-Term Incentive	50th percentile

Generally, this approach assures that if the performance metrics and individual goals are met at the target level, the participant would be paid an incentive at or near the targeted percentile for his or her position relative to the Benchmark Comparison Group.

The Compensation Committee met throughout 2009 with Mercer, members of the management team and independently to keep apprised of the Company’s and each business unit’s progress toward attaining the financial targets set forth in the Company’s 2009 Short-Term Incentive Compensation Plan, and financial performance relative to our Benchmark Comparison Group. In February 2009, the Compensation Committee met to approve long-term incentive grants, short-term incentive payouts for fiscal 2008, and the Company’s short-term incentive compensation plan for 2009, which includes targets for Corporate and Innovation executives, and the former DSD Dairy, now referred to as Fresh Dairy Direct, WhiteWave and Morningstar business units. The Compensation Committee also approved merit increases for the executive team, which were effective March 1. In March 2009, the Compensation Committee met to finalize 2009 objectives for the Chief Executive Officer and the executive team. At its scheduled meetings in May and August 2009, the Compensation Committee received updates on performance to date compared to targets set forth in the Short-Term Incentive Plan, and reviewed Benchmark Comparison Group executive compensation and total stockholder return data. At its scheduled meeting in November 2009, the Compensation Committee compared the Company’s preliminary performance overall and by business unit, and reviewed benchmark data with respect to compensation. Also in November 2009, the Compensation Committee met to review and approve the addition of cash performance unit awards to the long-term incentive component of compensation for executive officers and other key employees beginning in 2010. In February 2010, the Compensation Committee met to review and approve fiscal 2009 short-term incentive compensation payouts for the Named Executive Officers, which were paid in March of 2010, and to approve long-term incentive grants. The Compensation Committee strives to keep an ongoing dialogue with management and Mercer throughout the year with respect to executive compensation issues.

Compensation of the Chief Executive Officer. At the beginning of each year, the Compensation Committee establishes specific objectives for the Chief Executive Officer for the upcoming year. In January of the following year, the Compensation Committee and the Chair of the Governance Committee evaluate the Chief Executive Officer’s achievement of performance objectives for the prior year, which includes an assessment of his individual objectives, performance rating and individual payout factor. In January, Mr. Engles prepares a self-assessment of his performance for the previous fiscal year and sends it to the Lead Director for review. In February, the Lead Director sends the self assessment to the full Board for comments on the achievement of Mr. Engles’ individual objectives. Once all feedback has been received, the Compensation Committee and Governance Committee Chairs prepare a final Chief Executive Officer assessment and distribute it to the full Board for review. The Chair of the Compensation Committee then communicates the results of the assessment to Mr. Engles. An overview of key achievements that were considered by the Compensation Committee when evaluating his 2009 performance is discussed below under the heading “Annual Cash Compensation—Short-Term Incentive Compensation.”

When considering Mr. Engles’ compensation, the Compensation Committee compares base salary, short-term incentive compensation, long-term incentive compensation and total compensation to that of each chief executive officer in the Benchmark Comparison Group. The Compensation Committee then uses this information when determining Mr. Engles’ compensation using the measures described below under “Annual Cash

Compensation—Base Salary” and “—Short-Term Incentive Compensation,” and “Long-Term Equity Incentive Compensation.” The Compensation Committee targets Mr. Engles’ total annual compensation at or near the 60th percentile of total compensation for chief executive officers of companies included in the Benchmark Comparison Group.

In February 2009, upon review of the data comparing Mr. Engles’ compensation to that of the Benchmark Comparison Group, the Compensation Committee determined that his 2009 targeted total direct compensation, consisting of base salary, target short-term incentive award, and long term incentive award, was between the 50th and 60 th percentile of our Benchmark Comparison Group. However, his 2008 base salary of $1.3 million was above the 75th percentile, due to incumbent changes in the Benchmark Comparison Group. To ensure that Mr. Engles’ targeted total direct compensation remained at or near the 60th percentile, the Compensation Committee determined that it would be appropriate to reduce Mr. Engles’ base salary to $1.1 million in fiscal 2009, effective March 1. In connection with the salary reduction, the Compensation Committee increased his target short-term incentive payout percentage from 120% to 180%. As a result, Mr. Engles’ total direct compensation target, including a target long-term incentive grant at the 50th percentile of the Benchmark Comparison Group, remained at approximately the 60th percentile for 2009. The Compensation Committee believes that increasing the amount of “at risk” compensation based on the Company’s performance is consistent with our pay-for-performance philosophy.

The difference between Mr. Engles’ compensation and the other Named Executive Officers reflects the significant difference in their responsibilities. In general, the Chief Executive Officer’s compensation is much higher than that of other executive officers of public companies. The Chief Executive Officer is directly responsible for driving the strategy of the Company, and for ensuring that the strategy is fully executed across the Company, which encompasses all business units and functions across the Company. In addition, the Chief Executive Officer is directly responsible for selecting, retaining and developing the executive team that will develop and execute corporate strategy.

Role of Chief Executive Officer in Compensation of Other Executive Officers. The process of setting objectives and reviewing performance against those objectives for executive officers is similar to that followed for the Chief Executive Officer. At the beginning of the year, the Compensation Committee, with input from the Chief Executive Officer, establishes specific objectives for each executive officer, which are tracked throughout the year by the Compensation Committee. In February of the following year, the Chief Executive Officer’s recommendations for the executive officers’ merit increases and individual objectives and short-term incentive compensation percentage payout targets are presented to the Compensation Committee for further input and comments. Once the assessments are finalized by the Compensation Committee, the Chief Executive Officer then meets with each executive officer to review that officer’s performance. Mr. Engles based his 2009 compensation recommendations with respect to other executive officers on the same Benchmark Comparison Group market data reviewed by the Compensation Committee and his subjective review of each executive officer’s overall performance and contribution to the Company. While the Compensation Committee considers the recommendations of the Chief Executive Officer with respect to the compensation of the executive officers, the Compensation Committee independently evaluates the recommendations and makes all final compensation decisions.

Compensation Mix

Because of the ability of executive officers to directly influence the overall performance of the Company, and consistent with our philosophy of linking pay to performance, the Compensation Committee intends to allocate a significant portion of compensation paid to our executive officers to performance-based, short- and long-term incentive programs. In addition, as an employee’s responsibility and ability to affect the financial results of the Company increases, base salary becomes a relatively smaller component of total compensation and long-term incentive compensation becomes a larger component of total compensation. See the Summary Compensation and Grants of Plan-Based Awards tables on pages 47 and 49 of this Proxy Statement.

For 2009, target total direct compensation was composed of the following:

Chief Executive Officer		Other Named Executive Officers
Base Salary	14%	Base Salary	30%
Short-term incentive	25%	Short-term incentive	23%
Long-term incentive	61%	Long-term incentive	47%

Annual Cash Compensation

Base Salary. The base salary component of our compensation program is intended to compensate our senior executives for their job responsibilities and level of experience and allows us to attract and retain top talent, consistent with our objectives. It is our practice to set the base salary levels at approximately the 60th percentile of the Benchmark Comparison Group and the overall general industry, adjusted to reflect each executive’s individual performance and contributions. In some cases, such as when an executive is recruited from another company, the base salary may exceed the levels indicated in order to attract the executive.

Base salaries are reviewed annually by the Compensation Committee. Adjustments are made based on changes in the Benchmark Comparison Group and on the performance of the executive, considering recommendations from the Chief Executive Officer for all executives except himself. The Compensation Committee separately reviews the performance of the Chief Executive Officer, as described above, and makes adjustments as warranted.

The table below discloses base salary for each Named Executive Officer in fiscal years 2008 and 2009.

Named Executive Officer	Fiscal Year 2008 Salary	Fiscal Year 2009 Salary(1)
Gregg L. Engles	$1,300,000	$1,100,000
Jack F. Callahan, Jr.	528,000	558,800
Joseph E. Scalzo	700,000	735,000	(2)
Harrald F. Kroeker	495,000	550,000
Gregg A. Tanner	525,000	553,000

(1)	Reflects annualized base salary. Actual base salary may differ due to the timing of increases as noted below. See the Summary Compensation Table on page 47 of this Proxy Statement for more information.

(2)	Mr. Scalzo was promoted to Chief Operating Officer effective November 1, 2009. His salary was increased to $800,000 effective with the promotion. Such increase is not reflected in the above figure.

The merit increases were approved by the Compensation Committee in February 2009 and became effective March 1, 2009. We adjusted our compensation timeline so that merit increases for all employees became effective as of a later date than in past practice, therefore we made a corresponding adjustment in base salary to compensate for the timing difference. This adjustment was made for all employees whose timeline changed, including our Named Executive Officers. For actual base salary amounts paid in 2009, see the Summary Compensation Table on page 47. The Compensation Committee compared the base salaries of our Named Executive Officers to comparable positions in our Benchmark Comparison Group, and considered the individual performance of each of the Named Executive Officers and the performance of the Company and the individual business units for which the Named Executive Officers had responsibility overall. In addition to merit increases, market adjustments were made to Mr. Kroeker’s base salary to align his salary with the targeted percentile of comparable positions.

Short-Term Incentive Compensation. Short-term incentive compensation is designed to motivate our senior executives to achieve annual financial and other goals based on the strategic, financial and operating performance objectives of the Company. In connection with our review of the strategic and operating plans of the Company, we establish target short-term incentive payout percentage targets consistent with our Benchmark Comparison Group for each executive, the achievement of which is based on a combination of the Company’s performance, the performance of particular business units for which an executive has responsibility, and on individual objectives, depending on the executive’s area of business responsibility.

For 2009, cash incentive payments were based on the 2009 Short-Term Incentive Compensation Plan approved by our Compensation Committee. The Compensation Committee established performance measures for Corporate and Innovation, Fresh Dairy Direct, WhiteWave and Morningstar short-term incentive compensation plans. Our program places significant weight on the achievement of financial objectives. For 2009, we used the following key performance measures:

•

a combination of achievement of targeted consolidated adjusted operating income and achievement of targeted adjusted diluted earnings per share (referred to collectively as the Corporate Objectives) for our Corporate and Innovation employees, including Mr. Engles, Mr. Callahan, Mr. Tanner and Mr. Scalzo (subsequent to his promotion to Chief Operating Officer effective November 1, 2009);

•	a combination of achievement of Corporate Objectives and Fresh Dairy Direct targeted operating income for Mr. Kroeker;

•

a combination of achievement of Corporate Objectives, WhiteWave targeted operating income and net sales and Morningstar targeted operating income for Mr. Scalzo (prior to his promotion to Chief Operating Officer effective November 1, 2009); and

•

a combination of achievement of Corporate Objectives and achievement of Morningstar targeted operating income for our Morningstar employees, including an executive officer who is not a Named Executive Officer.

The Compensation Committee included adjusted diluted earnings per share as a performance measure for 2009 in order to further align our compensation design with the interests of our stockholders. The Compensation Committee retained operating income as a performance measure for our corporate and business unit plans, and net sales for our WhiteWave business unit. We believe operating income is an appropriate measure for compensation purposes as it provides a meaningful measure of our profitability. In addition, the net sales performance measure for WhiteWave underscores our focus on the quality of our top line performance and growing the business.

While we report our financial results in accordance with GAAP, our financial targets are adjusted to eliminate the net expense or net gain related to certain items identified in our quarterly earnings press releases. We believe these adjustments allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items, closed or anticipated to close deal costs, gains or losses on foreign exchange forward contracts or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not presented in any of the adjusted financial results for the Company’s operating segments. These non-GAAP measures may be different than similar measures used by other companies. In addition, the Compensation Committee has approved additional adjustments to the target and actual amounts related to our Short-Term Incentive Compensation Plan as described in the table below.

Pursuant to the Short-Term Incentive Compensation Plan, upon the recommendation of the Chief Executive Officer, the Compensation Committee may (but has no obligation to) adjust the incentive criteria, targets or payout scale upon the occurrence of extraordinary events or circumstances. During 2009, certain of the targets and financial performance measures were adjusted based on the guidelines for adjustments under our Short-Term Incentive Compensation Plan. These adjustments are in addition to those adjustments included in consolidated adjusted operating income, adjusted diluted earnings per share, and segment operating income presented in the Company’s fourth quarter earnings release for fiscal 2009. Such adjustments are to compensate for strategic decisions made throughout the year that are expected to have a significant long-term impact on the Company, and that would have been included in the operating plan on which the initial targets are based had they been known during the planning process. Items that are deemed to be part of ongoing business operations are not appropriate for adjustment.

The Compensation Committee engaged Mercer to benchmark our peer companies in order to determine what types of adjustments constitute common market practice, and made its decisions using such guidelines. For 2009, these adjustments included adjustments for the effect of certain intercompany transactions and volume transfers which did not impact financial results on a consolidated basis, the impact on financial results due to changes in foreign exchange currency rates, strategic reductions of our organic cow herd, and certain unplanned strategic transaction costs. In addition, the Compensation Committee made an adjustment to the adjusted diluted earnings per share target to adjust for the dilution associated with the equity offering completed in May of 2009, and to the WhiteWave operating income target to adjust for the transfer of the Innovation department operating plan from Corporate to WhiteWave.

In February 2010, the Compensation Committee assessed performance against the financial goals for corporate performance and business unit performance established at the beginning of 2009. The financial performance measures we used for the Chief Executive Officer and other executive officers, and the results of the 2009 assessment, are set forth in the table below.

Financial Performance Measure (Non-GAAP)	Target(1)(2) 100% Payout	Actual(1)(3)	Percentage Payout
Corporate & Innovation
Consolidated Adjusted Operating Income	$661.0	$697.5	129%
Adjusted Diluted Earnings Per Share	$1.42	$1.60	183%
Combined Payout(4)	—	—	156%

Fresh Dairy Direct
Fresh Dairy Direct Operating Income	$632.0	$667.9	130%

WhiteWave-Morningstar
WhiteWave-Morningstar Operating Income(5)	$229.4	$264.0	176%
WhiteWave Net Sales	$1,561.0	$1,501.5	24%
WhiteWave Combined Payout(6)	—	—	109%

(1)	Dollars are in millions, except per share figures.

(2)	Reflects adjustments to adjusted diluted earnings per share and WhiteWave operating income targets approved by the Compensation Committee as described above.

(3)	The actual results reflect the non-GAAP adjustments referred to above as well as the following adjustments approved by the Compensation Committee as described above: $4.6 million ($.01 per diluted share) to consolidated adjusted operating income; $3.0 million to Fresh Dairy Direct (FDD) operating income; and $4.5 million to WhiteWave operating income and net sales. In addition, the Compensation Committee approved an allocation of $2.0 million from Morningstar to FDD related to manufacturing profits.

(4)	Corporate and Innovation’s financial target consists of 50% consolidated adjusted operating income and 50% adjusted diluted earnings per share.

(5)	Percentage payout based on combined WhiteWave and Morningstar operating income.

(6)	WhiteWave’s financial target consists of 67% WhiteWave operating income and 33% WhiteWave net sales.

A portion of each Named Executive Officer’s short-term cash incentive was based on individual objectives approved by the Compensation Committee. The individual objectives for the Chief Executive Officer were set by the Compensation Committee, and were approved for the executive officers by the Compensation Committee with review and input by the Chief Executive Officer. The payout factor for the individual objective component of short-term incentive compensation for each executive officer ranges from zero to 150% of that officer’s target payment, depending on the officer’s performance in 2009 against the individual objectives established by the Committee. The payout factor for the financial component of short-term incentive compensation for each executive officer ranges from zero to 200% of that officer’s target payment, depending on actual performance in 2009 against the financial objectives established by the Committee. Achievement at the target level constitutes 100% payout of that portion of the short-term incentive.

If the Company or business unit exceeds 100% of its respective financial objectives, then each executive officer’s individual objective payout factor is multiplied by the relevant financial payout factor, resulting in a maximum payout of 300% of the individual objective component of the officer’s short-term incentive compensation. For participants with two or more financial performance measures in the financial component, the financial payout percentages were averaged on a pro rata basis to determine if overall financial performance exceeded 100%, in which case the pro rata average of the financial payout percentages was multiplied by the individual objective payout percentage for purposes of calculating the individual component of the incentive award. The maximum total payout for any executive officer under the formulas set forth above is 240% of the executive officer’s target incentive opportunity.

The following table provides, for each Named Executive Officer, each element of short-term incentive payment and the relative weight assigned to each of the elements described above:

	Corporate Objectives		Business Unit Performance		Individual Objective Performance	Total
Gregg L. Engles	60	%(1)	—		40%	100%
Jack F. Callahan, Jr.	60	%(1)	—		40%	100%
Joseph E. Scalzo	20	%(1)	40	%(2)(3)	40%	100%
Harrald F. Kroeker	20	%(1)	40%		40%	100%
Gregg A. Tanner	60	%(1)	—		40%	100%

(1)	Consists of 50% consolidated adjusted operating income and 50% adjusted diluted earnings per share.

(2)	Consists of 50% WhiteWave financial targets and 50% Morningstar financial targets.

(3)	Mr. Scalzo was promoted to Chief Operating Officer effective November 1, 2009. His 2009 short-term incentive compensation was prorated and paid based on Corporate Objectives for the remainder of the year due to his promotion.

In addition to the financial performance measures discussed above, the Compensation Committee assessed performance against the strategic performance goals that comprised the individual objective portion of the Named Executive Officers’ goals. The individual objective portion of each Named Executive Officer’s short-term incentive compensation, by its nature, has an element of subjectivity. Performance is measured against each executive’s leadership and execution of strategic and organizational objectives established at the beginning of 2009 that further the Company’s long-term goals. An overview of key achievements for the Chief Executive Officer and each Named Executive Officer that were considered by the Compensation Committee is set forth below:

Gregg L. Engles

Delivered strong 2009 financial performance, as evidenced by:

•   Leading the Company to achieve the highest consolidated adjusted operating income in the Company’s history, with 10% growth year- over-year

•   Driving growth of adjusted diluted earnings per share of 22% year- over-year

Contributed to the Company’s strategic growth plan by successful completion of the following:

•   Leading significant cost savings in the first year of the Company’s 3-5 year cost reduction program

•   Leading the strategic acquisition of Alpro, enhancing our soy footprint to include Europe

Jack F. Callahan, Jr.

Contributed to the Company’s strategic growth plan by successful completion of the following:

•   Delivering profit performance significantly above plan and continued progression in growth of adjusted diluted earnings per share

•   Leading transformational initiatives which strengthened our Fresh Dairy Direct and Corporate core financial and accounting processes

•   Developing standardization procedures which contributed to significant progress toward our cost-savings initiatives

•   Leading the corporate development process, successfully closing the Alpro, Foremost Farms and Heartland acquisitions, among others

Joseph E. Scalzo

Successfully completed various initiatives at WhiteWave-Morningstar, including the following:

•   Increasing profitability in the segment, including 25% growth in operating income year-over-year

•   Launching new and enhanced product offerings, including new International Delight flavors

•   Managing the integration of Alpro

•   Implementing cost savings measures

Harrald F. Kroeker

Successfully completed various initiatives across the Fresh Dairy Direct segment, including the following:

•   Increasing profitability in the segment, including 9% growth in operating income year-over-year

•   Implementing cost savings measures

•   Continuing to build selling capability in Fresh Dairy Direct

Gregg A. Tanner

Successfully completed various initiatives across the supply chain function, including the following:

•   Delivering cost savings improvements across Fresh Dairy Direct, including savings in procurement, conversion and productivity

•   Improving safety across the supply chain and improving customer service

With respect to the individual objective component of short-term incentive, the Compensation Committee determined that the Chief Executive Officer and each Named Executive Officer, met all and exceeded some objectives, resulting in a rating of “above target” for each Named Executive Officer’s respective individual objective percentage. Pursuant to the Short-Term Incentive Compensation Plan, payout for an “above target” rating ranges from 115-130% of that portion of the short-term incentive payout, with a multiplier corresponding to business unit or Corporate performance that is above 100% of plan for the particular target.

The table below shows the short-term incentive compensation payout target for fiscal year 2009 and the actual payouts for the Named Executive Officers:

Named Executive Officer	Short-Term Incentive Plan Target As % of Salary		Short-Term Incentive Plan Target		FY09 Short-Term Incentive Award
					Corporate Objectives	Business Unit Objectives	Individual Objectives	Total Incentive Award Payout
Gregg L. Engles	180%		$1,980,000		$1,853,280	$—	$1,482,624	$3,335,904
Jack F. Callahan, Jr.	75%		419,100		392,278	—	313,822	706,100
Joseph E. Scalzo	80	%(1)	667,200	(2)	291,200	329,600	517,333	1,138,133	(3)
Harrald F. Kroeker	75%		412,500		128,700	214,500	263,120	606,320
Gregg A. Tanner	70%		387,100		362,326	—	289,860	652,186

(1)	Mr. Scalzo was promoted to Chief Operating Officer effective November 1, 2009. Mr. Scalzo’s target was increased to 100% effective with his promotion. His 2009 short-term incentive compensation was prorated and paid based on Corporate Objectives for the remainder of the year due to his promotion.

(2)	Includes adjustment for promotion as described in note (1).

(3)	For purposes of calculating the short-term incentive payment, the Compensation Committee used Mr. Scalzo’s base salary as of December 31, 2009, which was $800,000.

Long-Term Incentive Compensation

We believe that a significant portion of each senior executive’s compensation should be dependent on long-term value created for our stockholders. Our long-term incentive compensation program is designed to align the results achieved for stockholders with the rewards provided to our senior executives. Historically, our awards have been granted in the form of stock options and restricted stock units, referred to as RSUs. Stock options are used to motivate and reward our senior executives relative to value created for stockholders. RSUs are used to provide an ongoing retention element and a continuing link to stockholder value. The Compensation Committee annually reviews both market practices and trends, and the availability of shares and units in our incentive program, in determining the mix of awards. Starting with grants made in fiscal 2010, our long-term incentive compensation plan includes a cash performance element, which is described in more detail under the heading “Changes to Long-Term Incentive Compensation Effective in 2010” below.

Grants Made in Fiscal 2009. In 2009, as in prior years, we compared our total stockholder return (“TSR”) for the previous three years, which combines share price appreciation and dividends paid to show the total return to one stockholder over that period of time, to that of the current Benchmark Comparison Group. The value of the long-term incentive awards granted was based primarily on the results of this comparison. In general, if our performance was at the 75th percentile or above, the awards were made at the 75th percentile of awards made to executives with similar positions in the Benchmark Comparison Group. If our performance was at the 25th percentile or below, the awards were made at the 25th percentile of awards made to executives with similar positions in our Benchmark Comparison Group. For results between the 25th and 75th percentiles, the value of the awards granted was consistent with the level of performance within the Benchmark Comparison Group. The Compensation Committee retained discretion to adjust the value of the awards up or down depending upon the performance of the company or the individual executive officer.

Through November 30, 2008, our three-year TSR was at the 18th percentile relative to the Benchmark Comparison Group. The Compensation Committee awarded long-term incentive compensation, granted in February 2009, at the 30th percentile. The Compensation Committee considered the following factors in making this adjustment: the current TSR was at a historical low due to the financial turmoil occurring in 2008; and the Compensation Committee considered the recommendation by Mercer that market data in future years was likely to be lowered due to the fact that peer companies would not be able to sustain the higher rates of equity grants. In addition, the grant at the 30th percentile was consistent with the Compensation Committee’s overall strategy to award target total compensation at approximately the 50th to 60th percentile of our Benchmark Comparison Group. For details regarding stock options and RSUs granted to the Named Executive Officers in fiscal 2009, see the table entitled “Grants of Plan-Based Awards During Fiscal Year 2009” on page 49 of this Proxy Statement.

The grants were weighted equally between stock options and RSUs with respect to dollar valuation, using the Black-Scholes valuation model for the stock options and the fair market value as of the determination date for the RSUs. The number of shares was determined based on the values determined from our TSR comparison above and the price of our stock on the last trading day in November of the year prior to the grant. The exercise price of the stock options is the closing price of our stock on the date of grant.

Historically, stock options have vested over three years and RSUs have vested over five years in equal portions on the anniversary of the grant date. Beginning with grants made in 2009, RSUs vest ratably over three years. The Compensation Committee determined that a three-year vesting schedule was more competitive with long-term incentive grants made to executives at the Benchmark Comparison Group companies. The vesting of these RSUs may be accelerated to 30 months following the date of grant if certain share price targets are reached over a certain period of time, which for the outstanding grants is approximately 150% of our stock price on the date of grant. The accelerated vesting feature was deleted for grants beginning in 2010.

In November 2009, the Named Executive Officers, with the exception of Mr. Engles, received a special grant of RSUs. Such grants were made in connection with certain executive management changes, including the promotion of Joe Scalzo to Chief Operating Officer. The amounts of such grants are set forth in the table entitled “Grants of Plan-Based Awards During Fiscal Year 2009” on page 49 of this Proxy Statement.

Changes to Long-Term Incentive Compensation Effective in 2010

Performance Cash Plan. For fiscal 2010, the Compensation Committee implemented a performance cash plan applicable to executive officers and certain other key employees, granted pursuant to the terms and conditions of the Company’s 2007 Stock Incentive Plan (the “2007 Plan”). The Committee reviewed current market practice, with the assistance of Mercer, and determined that such plan was comparable to other Benchmark Comparison Group companies. The performance cash plan encompasses 40% of the total long-term incentive compensation for those eligible for the plan, with the remaining 60% split evenly between stock options and RSUs. Awards under the performance cash plan are designed to link compensation to the Company’s performance over a three-year period using relative TSR performance of members of our Performance Comparison Group, as defined below. The first performance period is anticipated to end on December 31, 2012, with payout, if any, to occur in early 2013 in accordance with our long-term incentive grant practices.

The performance cash plan target payouts will be set at the 50th percentile relative to TSR of the Performance Comparison Group, and can range from 0-200% payout for performance between the 25th and 75th percentile targets based on a pre-determined sliding scale relative to our comparative TSR performance. The Company must meet a threshold performance metric at the measurement date in order for the award under the performance cash plan to be payable.

The threshold and maximum payouts are as follows:

Percentile Performance	Payout
< 25th percentile Performance	0% of target cash
25th percentile Performance	25% of target cash
50th percentile Performance	100% of target cash
75th percentile Performance	200% of target cash

The Compensation Committee determined that a subset of peer group companies would be appropriate for TSR measurement of the cash performance target. The subset focuses on companies that are more aligned with the consumer packaged goods industry, which would tend to be impacted by market conditions occurring over time in a similar manner to our Company. The subset, referred to as the Performance Comparison Group, is as follows:

• Campbell Soup Company	• Kimberly-Clark Corporation

• ConAgra Foods, Inc.	• Kraft Foods Inc.

• General Mills, Inc.	• Ralcorp Holdings, Inc.

• H.J. Heinz Company	• Sara Lee Corporation

• The Hershey Company	• Smithfield Foods, Inc.

• Hormel Foods Corporation	• TreeHouse Foods, Inc.

• The J.M. Smucker Company	• Tyson Foods, Inc.

• Kellogg Company

In the event of death, disability or retirement of the grantee prior to the end of the performance period, the award under the performance cash plan will be prorated for the date of termination of service and performance will be measured at the end of the calendar year in which the termination occurred. In the event of a change in control prior to the end of the performance period, the award under the performance cash plan will be prorated for the date of the change in control and performance will be measured as of the date of the change in control. In the event the grantee’s employment is terminated for any reason other than death, disability, retirement, or change in control prior to the end of the performance period, the award under the performance cash plan will terminate and no amounts will be payable thereunder.

Equity Compensation. In connection with the addition of the performance cash plan, the Compensation Committee determined to set the RSU and stock option portion of long-term incentive compensation at the 50th percentile of the Benchmark Comparison Group. In addition, beginning with grants made in 2010, the Committee has determined that the valuation of annual stock-based long-term incentive grants should be determined by using an average of the Company’s stock price during the first 15 trading days of January in order to better align valuation periods with annual grant dates. This valuation is closer to the actual grant date on which the exercise price is determined. Finally, the Compensation Committee made changes to the award agreements beginning with grants made in 2010, to modify the definition of “retirement” to include employees age 55 with ten years of service to the Company, in addition to those employees reaching age 65, and to delete the accelerated vesting provisions from the RSU agreements.

Fiscal 2010 Grants

The Long-Term Incentive Compensation grants made to executive officers in fiscal 2010 were as follows:

Named Executive Officer	RSUs	Options	Target CPUs
Gregg L. Engles	75,286	222,084	$1,840,000
Jack F. Callahan, Jr.	19,640	57,935	$480,000
Joseph E. Scalzo	27,823	82,074	$680,000
Harrald F. Kroeker	16,367	48,279	$400,000
Gregg A. Tanner	10,638	31,381	$260,000

Long-Term Incentive Grant Policies

Our long-term incentive grant guidelines require that stock options have an exercise price equal to the closing price of the Company’s stock on the date of grant. In addition, our policy requires that annual long-term incentive grants to senior executives and other employees be made by the Compensation Committee at a meeting held each year on the third business day following our fourth quarter earnings release. The Compensation Committee has the ability to postpone the annual grant date if circumstances warrant such postponement.

Our Chief Executive Officer, General Counsel and Executive Vice President, Human Resources have limited authority to grant stock options, restricted stock units, and cash performance units in connection with the hiring of new employees or the promotion or special recognition of selected employees. These Recruiting and Recognition Grants shall not exceed an aggregate of 400,000 shares annually, in the case of stock options and restricted stock units, or $1.2 million in value, in the case of cash performance units, and shall not be made to any executive officer of the Company. No individual grant shall exceed 50,000 shares, in the case of stock options and restricted stock units, or $150,000 in value, in the case of cash performance units, without the Compensation Committee’s approval. In general, such grants shall be made on the first business day of each quarter for all employees selected for awards, or whose employment began, during the preceding quarter; provided, however, that any of the appropriate officers shall have the authority to make such grants on the first business day of the month on an as-needed basis.

Deferred Compensation Plan and Supplemental Employee Retirement Plan

Employees of the Company with a base compensation in excess of $150,000, including the Named Executive Officers, may defer a portion of their salary and bonus each year into the Dean Foods Deferred Compensation Plan, which is a tax deferred plan. This program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. We believe a deferred salary and bonus plan is a strong retention tool for our eligible executives, and that this program is similar to that offered at most of the companies in our Benchmark Comparison Group. The amounts deferred by the Named Executive Officers are partially funded as unsecured obligations of the Company, receive no preferential standing, and are subject to the same risks as any of the Company’s other unsecured obligations. The participants in this plan may choose from a number of externally managed mutual fund investments, and their investment balances track the rates of return for these accounts. For more information on amounts deferred pursuant to the Deferred Compensation Plan, see the table entitled “Nonqualified Deferred Compensation for Fiscal Year 2009” on page 51 of this Proxy Statement.

In addition, we maintain a Supplemental Executive Retirement Plan (SERP), which is a nonqualified deferred compensation arrangement for our executive officers and other employees earning compensation in excess of the maximum compensation that can be taken into account with respect to the Dean Foods 401(k) Plan, as set forth in the Internal Revenue Code. The SERP is designed to provide these employees with retirement benefits from the Company that are equivalent, as a percentage of total compensation, to the benefits provided to other employees. The Company credits to each eligible employee’s account an amount equal to 4% of his or her covered compensation in excess of the maximum described above, and credits interest on those balances at the mid-term applicable federal rate set by the Internal Revenue Service, plus 1%. Each employee’s plan balance will be paid to him or her upon termination of employment, a change in control or the employee’s death or qualifying disability.

Other Compensation

We provide our executive officers with a limited number of perquisites. The perquisites are designed to minimize the amount of time they devote to administrative matters other than Company business, promote a healthy work/life balance and provide opportunities for developing business relationships. For example, we make available to our executive officers a health screening program which helps to maintain their overall health. We also provide an executive long-term disability benefit for our executive officers and other key employees that pays the officer a set monthly payment in the event he or she becomes disabled. The Company pays the premium costs on for the Named Executive Officers, as reflected in the Summary Compensation Table on page 47 of this Proxy Statement.

The Compensation Committee has also approved certain personal use of the corporate aircraft as described in the Summary Compensation Table. The Compensation Committee believes the enhanced security and efficiency this benefit provides is appropriate and is in the best interests of the Company and our stockholders. The incremental cost to us of providing personal travel on corporate aircraft is included in the All Other Compensation table on page 48 of this Proxy Statement.

The Compensation Committee has also approved the payment of relocation costs when hiring or moving executive officers and other employees. The Compensation Committee believes it is appropriate and necessary to pay these costs in attracting and retaining top talent in the locations where we operate. In addition, we provide a tax benefit to these officers by grossing up amounts reimbursed with respect to taxable expenses including certain closing costs, loss on sale and duplicate housing. The incremental cost to us of providing relocation benefits, including the amounts grossed up for tax purposes, is included in the All Other Compensation table on page 48 of this Proxy Statement.

We purchase tickets to various cultural, charitable, civic, entertainment and sporting events for business development and relationship building purposes, as well as to maintain our involvement in communities in which the Company operates and our employees live. Occasionally, our employees, including our executives, make personal use of tickets that would not otherwise be used for business purposes.

Our senior executives participate in the Company’s broad-based programs generally available to all employees, or other key employees, including our 401(k) retirement plan, health and dental and various other insurance plans, including disability and life insurance. For additional information regarding perquisites and other compensation, see the All Other Compensation table on page 48 of this Proxy Statement.

Severance and Change in Control Benefits

We have entered into agreements with each of our executive officers pursuant to which we would provide certain payments in the event of a qualified termination as described under the heading “Executive Officer Severance—Potential Benefits Upon a Change in Control” following a change in control. A copy of the form of these change in control agreements, which were approved by the Compensation Committee, is filed with the SEC as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. Generally, the executive officer would be paid a lump sum of cash equal to three times his or her annual pay, which includes base salary and bonus, and his or her target bonus for the year, plus a gross-up payment for excise taxes, along with insurance benefits, outplacement services and certain other benefits.

The Compensation Committee believes that change in control benefits are important for attracting and retaining executive talent and help to ensure that executive officers can remain focused during periods of uncertainty. These are particularly important in an environment where merger and acquisition activity is high. We believe that our change in control benefits are consistent with those maintained by comparable companies. Some of the change in control agreements also include provisions to lessen the impact of the federal excise tax on “excess parachute payments,” including those agreements with our Named Executive Officers. The so-called “golden parachute” tax rules subject “excess parachute payments” to a dual penalty: the imposition of a 20% excise tax upon the recipient and non-deductibility of such payments by the paying corporation. “Excess parachute payments” are those payments that exceed three times the individual’s “base amount” (generally an average of the individual’s W-2 compensation from the Company for the five years preceding the year in which the change in control occurs). Depending upon circumstances, the excise tax can effectively discriminate against new hires who have not received previous compensation from the Company, newly promoted employees depending on their historical compensation from the Company, individuals who have not exercised stock options and those who elect to defer compensation. For these reasons, we believe that the provision of the excise tax gross-up is appropriate. Estimated payments to the Named Executive Officers pursuant to the change in control agreements are summarized under the heading “Executive Officer Severance—Potential Benefits upon a Change in Control.”

We also maintain a severance plan for our executive officers, other than the Chief Executive Officer, which provides certain severance benefits in the event of a qualified termination defined as a termination other than for “cause” or if the executive officer terminates his or her employment due to a material reduction in compensation or scope of duties or relocation (as described under “Estimated Payments Upon a Qualified Termination”). A copy of the Company’s Executive Severance Pay Plan, which was approved by the Compensation Committee, is on file with the SEC as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. Generally, upon a qualified termination, an executive officer would receive a cash payment equal to two times his or her base annual salary plus his or her target bonus and a cash payment for the in-the-money value of stock options and restricted stock units that would vest during the two years following the date of severance and certain health benefits and outplacement services. We believe this plan helps create stability during periods of significant change, aids in recruiting and retaining executive talent and enables us to avoid negotiating individual severance arrangements. We also believe this plan reduces the likelihood and extent of litigation from executive separation. In addition, we require each executive to sign non-competition and non-solicitation agreements effective for two years post termination. We believe that our severance benefits are consistent with those maintained by comparable companies. Estimated payments to the Named Executive Officers pursuant to the Executive Severance Pay Plan are summarized under the heading “Executive Officer Severance—Executive Severance Pay Plan.”

Tax Deductibility Policy

The United States income tax laws generally limit the deductibility of compensation paid to each Named Executive Officer to $1 million per year. An exception to this general rule exists for performance-based compensation that meets certain Internal Revenue Service requirements. The Company has sought and received approval from its shareholders to grant performance based awards that would, and has granted certain long-term incentive awards that should, qualify for the exception from this deduction limit. As and when appropriate in light of its business objectives, the Company intends to design incentive compensation awards and programs in a manner that satisfies the conditions to this performance based exception to the otherwise applicable deduction limits.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe it is more important to retain the flexibility to compensate executive officers competitively. We will continue to monitor our compensation practices, however, and consider future opportunities to take advantage of the Section 162(m) exemption when we believe it is in the best interest of the Company and its stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is presented by:

The members of the Compensation Committee

Joseph S. Hardin, Jr. (Chairman)

Stephen L. Green

John R. Muse

Jim L. Turner

How much are our Named Executive Officers paid?

The charts presented below should be read in conjunction with the Compensation Discussion and Analysis set forth above.

The chart presented on the following page shows the compensation paid during fiscal 2007, 2008 and 2009 to our Named Executive Officers.

Summary Compensation Table for Fiscal Year 2009

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)(6)
Gregg L. Engles	2009	1,133,333	—	2,849,940	2,704,700	3,335,904	238,546	10,262,423
Chairman of the Board and Chief Executive Officer	2008	1,300,000	—	3,424,950	2,788,800	2,350,900	187,452	10,052,102
	2007	1,275,000	—	4,424,665	4,818,755	306,000	235,285	11,059,705

Jack F. Callahan, Jr.	2009	553,667	—	772,341	635,290	706,100	54,853	2,722,251
Executive Vice President and Chief Financial Officer	2008	528,000	—	761,100	672,000	557,000	27,001	2,545,101
	2007	480,000	—	796,440	881,486	100,800	75,901	2,334,627

Joseph E. Scalzo(7)	2009	767,282	—	1,102,805	754,800	1,138,133	119,767	3,882,787
Chief Operating Officer	2008	700,000	—	1,014,800	940,800	784,900	83,450	3,523,950
	2007	660,000	—	884,933	1,958,844	290,400	70,570	3,864,747

Harrald F. Kroeker(8)	2009	540,833	—	802,092	566,100	606,320	57,367	2,572,712
President, Fresh Dairy Direct	2008	495,000	—	520,085	470,400	585,200	23,913	2,094,598

Gregg A. Tanner(9)	2009	548,333	—	632,444	377,400	652,186	50,940	2,261,303
Executive Vice President and Chief Supply Chain Officer	2008	525,000	175,000	675,080	403,200	533,700	618,485	2,930,465
	2007	81,779	400,000	1,370,349	1,635,332	61,250	—	3,548,710

(1)	Includes salary deferred pursuant to our Deferred Compensation Plan.

(2)	Amounts shown reflect restricted stock unit awards. This column reflects the aggregate grant date fair value of stock awards for all years presented.

(3)	Amounts shown reflect stock option awards. This column reflects the aggregate grant date fair value of option awards for all years presented. The assumptions used in valuing the stock options we granted are described under the caption “Stock Options” in Note 11 to our Consolidated Financial Statement on Form 10-K for the year ended December 31, 2009.

(4)	See “Short-Term Incentive Compensation” under the Annual Cash Compensation section of Compensation Discussion and Analysis for more information.

(5)	See the “All Other Compensation” table below for a description of the included amounts.

(6)	Represents the sum of the compensation amounts (expressed in dollars) shown in the columns to the left.

(7)	Mr. Scalzo was promoted to Chief Operating Officer effective November 1, 2009. Mr. Scalzo’s salary was increased to $800,000 and his target was increased to 100% effective with his promotion. His 2009 short-term incentive compensation was prorated and paid based on Corporate Objectives for the remainder of the year due to his promotion.

(8)	Mr. Kroeker was not a Named Executive Officer in fiscal 2007.

(9)	Mr. Tanner joined us as Executive Vice President and Chief Supply Chain Officer in November 2007.

All Other Compensation(1)

Name	Year	Aircraft Usage ($)(2)	Club Membership ($)	Relocation ($)(3)	401(k) ($)(4)	SERP ($)(5)	Life Insurance ($)(6)	Long-Term Disability ($)(7)	Other ($)(8)	Total ($)
Gregg L. Engles	2009	82,759	3,984	—	11,000	129,570	3,835	7,398	—	238,546
	2008	116,747	2,463	—	9,200	55,040	4,002	—	—	187,452
	2007	90,914	4,552	—	9,000	130,819	—	—	—	235,285

Jack F. Callahan, Jr.	2009	—	—	—	11,000	34,626	2,048	7,179	—	54,853
	2008	—	—	—	9,200	15,952	1,849	—	—	27,001
	2007	—	—	36,866	9,000	30,035	—	—	—	75,901

Joseph E. Scalzo	2009	47,797	—	—	11,000	52,287	2,594	6,088	—	119,766
	2008	42,778	—	—	9,200	28,878	2,594	—	—	83,450
	2007	34,250	—	—	9,000	27,320	—	—	—	70,570

Harrald F. Kroeker	2009	—	—	—	11,000	35,241	1,911	6,392	2,822	57,366
	2008	—	—	—	8,663	13,525	1,725	—	—	23,913

Gregg A. Tanner	2009	—	—	—	6,914	33,481	2,035	7,860	650	50,940
	2008	—	—	596,057	6,312	14,250	1,866	—	—	618,485

(1)	The amounts in the table do not include group life, health, hospitalization, medical reimbursement, disability or other benefits that are available to all other employees, or the incremental cost of any health-related screenings.

(2)	The amounts shown for personal use of our aircraft by our executive officers is our incremental cost of operating the aircraft. The incremental cost of personal travel on our corporate aircraft is based on our variable cost per hour of operating aircraft multiplied by the number of hours of personal travel.

(3)	Relocation costs are the aggregate incremental cost paid by us for the Named Executive Officer’s relocation. Includes amounts grossed up for tax purposes of $9,751 for Mr. Callahan and $217,263 for Mr. Tanner in accordance with our relocation policy.

(4)	Amounts shown are for Company matching contributions.

(5)	Our Compensation Committee approved a supplemental retirement plan for the benefit of employees who receive salary and bonus in excess of the amount that IRS regulations allow to be contributed to a 401(k) plan. The amount shown in this column includes the amount credited to the Named Executive Officer under the supplemental executive retirement plan (“SERP”). See “Compensation Discussion and Analysis—Deferred Compensation Plan and Supplemental Employee Retirement Plan” for more information on the SERP.

(6)	Amounts shown relate to life insurance policies available to all employees generally.

(7)	Effective January 1, 2009, we implemented an Executive Long-Term Disability Plan (the “Executive LTD”) for our executive officers and other key employees, which provides supplemental income replacement for key leaders and enhances coverage provided under the general long-term disability plan. The Executive LTD coverage is provided at company expense through individual non-cancelable and guaranteed renewable policies. In 2009, the premium amounts were paid by the employees in a lump sum. To make the employees whole, which included the Named Executive Officers, such payment amounts resulted in a one-time gross-up to their 2009 income for the premium amount. For benefits accruing in 2010 and beyond, we expect that the Company will pay the premiums on the employees’ behalf and that no further gross-ups will be necessary.

(8)	Includes amounts grossed up for tax purposes related to travel benefits provided to family members of Mr. Kroeker and Mr. Tanner.

Grants of Plan-Based Awards in Fiscal Year 2009

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards; Number of Shares of Stock or Units (#)(2)	All Other Option Awards; Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Target ($)		Maximum ($)
Gregg L. Engles			1,980,000		4,752,000
	2/13/2009					142,000			2,849,940
	2/13/2009						430,000	20.07	2,704,700
Jack F. Callahan, Jr.			419,100		1,005,840
	11/3/2009	(3)				5,896			99,996
	2/13/2009					33,500			672,345
	2/13/2009						101,000	20.07	635,290
Joseph E. Scalzo			667,200	(5)	1,601,280
	11/3/2009					17,689			300,005
	2/13/2009					40,000			802,800
	2/13/2009						120,000	20.07	754,800
Harrald F. Kroeker			412,500		990,000
	11/3/2009	(3)				11,792			199,992
	2/13/2009					30,000			602,100
	2/13/2009						90,000	20.07	566,100
Gregg A. Tanner			387,100		929,040
	12/1/2009	(6)				5,000			81,050
	11/3/2009	(3)				8,844			149,994
	2/13/2009					20,000			401,400
	2/13/2009						60,000	20.07	377,400

(1)	The amounts paid pursuant to these awards are included in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis—Annual Cash Compensation—Short-Term Incentive Compensation” for a description of this plan.

(2)	Restricted stock unit awards were granted pursuant to our 2007 Plan. Each employee’s restricted stock units granted in 2009 vest ratably over three years beginning on the first anniversary of the grant date and are subject to certain accelerated vesting provisions based on our stock price, and upon death, qualified disability or retirement, except as otherwise noted.

(3)	Denotes special grants made to certain executive officers. The restricted stock unit awards were granted pursuant to our 2007 Plan and vest 50% on the second anniversary and 50% on the third anniversary of the grant date, with no accelerated vesting.

(4)	Stock option awards were granted pursuant to our 2007 Plan. Stock option awards vest ratably over three years beginning on the first anniversary of the grant date and are subject to certain accelerated vesting provisions based upon death, qualified disability or retirement, except as otherwise noted.

(5)	Represents prorated amount due to Mr. Scalzo’s promotion to Chief Operating Officer effective November 1, 2009. Mr. Scalzo’s target was increased to 100% effective with his promotion. His 2009 short-term incentive compensation was prorated and paid based on Corporate Objectives for the remainder of the year due to his promotion.

(6)	Pursuant to Mr. Tanner’s employment agreement, he will receive a grant of 5,000 restricted stock units annually each December through December 1, 2011. Mr. Tanner’s restricted stock unit award was granted pursuant to our 2007 Plan and vests in full on November 1, 2012.

Outstanding Equity Awards at 2009 Fiscal Year-End(1)(2)

			Option Awards(3)				Stock Awards(4)
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Gregg L. Engles	2/13/2009		—	430,000	20.07	2/13/2019	142,000	2,561,680
	1/15/2008		138,334	276,666	25.37	1/15/2018	108,000	1,948,320
	2/12/2007		240,998	120,499	30.11	2/12/2017	88,170	1,590,586
	1/13/2006		640,702	—	25.68	1/13/2016	52,314	943,744
	1/7/2005		501,200	—	18.30	1/7/2015	—	—
	1/13/2004		536,234	—	17.91	1/13/2014	—	—
	1/6/2003		950,101	—	14.25	1/6/2013	—	—

TOTAL			3,007,569	827,165			390,484	7,044,330

Jack F. Callahan, Jr.	11/3/2009	(5)	—	—	—	11/3/2019	5,896	106,364
	2/13/2009		—	101,000	20.07	2/13/2019	33,500	604,340
	1/15/2008		33,334	66,666	25.37	1/15/2018	24,000	432,960
	2/12/2007		44,086	22,042	30.11	2/12/2017	15,870	286,295
	5/9/2006	(6)	161,645	—	25.44	5/9/2016	9,992	180,256

TOTAL			239,065	189,708			89,258	1,610,215

Joseph E. Scalzo	11/3/2009	(7)	—	—	—	11/3/2019	17,689	319,109
	2/13/2009		—	120,000	20.07	2/13/2019	40,000	721,600
	1/15/2008		46,667	93,333	25.37	1/15/2018	32,000	577,280
	2/12/2007		97,968	48,982	30.11	2/12/2017	17,634	318,117
	10/11/2005		360,028	—	25.85	10/11/2015	—	—

TOTAL			504,663	262,315			107,323	1,936,106

Harrald F. Kroeker	11/3/2009	(5)	—	—	—	11/3/2019	11,792	212,727
	2/13/2009		—	90,000	20.07	2/13/2019	30,000	541,200
	1/15/2008		23,334	46,666	25.37	1/15/2018	16,400	295,856
	2/12/2007		34,290	17,143	30.11	2/12/2017	8,817	159,058
	12/1/2006		22,043	—	29.09	12/1/2016	5,878	106,039

TOTAL			79,667	153,809			72,887	1,314,880

Gregg A. Tanner	12/1/2009	(8)	—	—	—	12/1/2019	5,000	90,200
	11/3/2009	(5)	—	—	—	11/3/2019	8,844	159,545
	2/13/2009		—	60,000	20.07	2/13/2019	20,000	360,800
	12/1/2008	(8)	—	—	—	12/1/2018	5,000	90,200
	1/15/2008		20,000	40,000	25.37	1/15/2018	19,200	346,368
	12/17/2007	(8)	—	—	—	12/17/2017	5,000	90,200
	11/6/2007		144,019	72,009	26.67	11/6/2017	27,933	503,911

TOTAL			164,019	172,009			90,977	1,641,224

(1)	The amounts shown reflect outstanding equity awards granted under our 1989 Stock Awards Plan, our 1997 Stock Option and Restricted Stock Plan and our 2007 Plan.

(2)	Numbers shown in the table include adjustments made in connection with the TreeHouse Foods, Inc. spin-off and previous stock splits, and reflect adjustments as a result of the $15 per share special cash dividend paid on April 2, 2007.

(3)	Generally, stock option awards vest as follows: one-third on the first anniversary of grant, one-third on the second anniversary of grant, and one-third on the third anniversary of grant, unless otherwise noted.

(4)	Each restricted stock unit represents the right to receive one share of common stock in the future. Restricted stock units have no exercise price. Generally, each grant vests ratably over five years subject to certain accelerated vesting provisions based on our stock price, and may provide for accelerated vesting upon death, qualified disability or retirement unless otherwise noted. Beginning in 2009, the restricted stock units vest ratably over three years.

(5)	The special grants made on November 3, 2009 vest 50% on the second anniversary and 50% on the third anniversary of the grant date, with no accelerated vesting.

(6)	The restricted stock units vest ratably over three years, pursuant to Mr. Callahan’s employment agreement.

(7)	Denotes promotional grant of restricted stock units, with vesting occurring ratably over three years subject to accelerated vesting.

(8)	The restricted stock units vest in full on November 1, 2012, pursuant to Mr. Tanner’s employment agreement.

Option Exercises and Stock Vested in Fiscal Year 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Gregg L. Engles	—	—	82,547	1,567,229
Jack F. Callahan, Jr.	—	—	27,307	499,012
Joseph E. Scalzo	—	—	13,878	263,331
Harrald F. Kroeker	—	—	9,978	181,124
Gregg A. Tanner	—	—	14,111	243,455

(1)	The value realized on vesting was our closing stock price on the vesting date multiplied by the number of shares vested.

Deferred Compensation Plan

Employees of the Company with a base compensation in excess of $150,000, including the Named Executive Officers, may defer a portion of their salary and bonus each year into the Dean Foods Deferred Compensation Plan, which is a tax deferred plan. The balance in the deferred compensation accounts are unsecured general obligations of the Company. This program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. The Company makes no contributions to the plan. The Named Executive Officers who have elected to defer salary and/or bonus pursuant to this plan have accumulated the deferred compensation amounts shown below:

Nonqualified Deferred Compensation for Fiscal Year 2009

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals / Distributions ($)(2)	Aggregate Balance at Last FYE ($)
Gregg L. Engles	—	—	6,392	(2,120,447)	2,746,242
Jack F. Callahan, Jr.	—	—	—	—	—
Joseph E. Scalzo	—	—	—	—	—
Harrald F. Kroeker	—	—	—	—	—
Gregg A. Tanner	—	—	—	—	—

(1)	This column reflects the deemed investment income on deferred account balances. Participants are responsible for selecting tracking investments and bear the investment risk based on fund selection and market performance. The investment alternatives available for tracking purposes under the plan for 2009 were as follows: Lincoln VIP Money Market Fund, American Funds US Government Securities Fund, Lincoln VIP Bond Fund, American Funds High-Income Bond Fund, Fidelity VIP Equity-Income Portfolio, Fidelity VIP Contrafund Portfolio, DWS Equity 500 Index VIP Class A, American Funds Growth Fund, Neuberger Berman AMT Regency Portfolio, Neuberger Berman AMT Mid-Cap Growth Portfolio, Delaware VIP Small Cap Value Series, Lincoln VIP Baron Growth Opportunities Fund, Fidelity VIP Overseas Portfolio, Delaware VIP Emerging Markets Series, Delaware VIP REIT Series and Alliance Bernstein VPS Technology Portfolio.

(2)	Participants are required to elect annually the scheduled in-service distribution of amounts deferred in that annual period. Participants have the ability to postpone withdrawals to a later date, while employed, or to the end of their employment with the Company.

Executive Officer Severance

We maintain two severance plans for our executive officers, depending on the circumstances that result in their termination. The Amended and Restated Executive Severance Pay Plan (the “Severance Plan”), a copy of which is filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the period ended September 30, 2008, is applicable in the event of certain involuntary terminations. In addition, we entered into amended and restated change in control agreements with each of our executive officers, the form of which is filed as Exhibit 10.2 of our Quarterly Report on Form 10-Q for the period ended September 30, 2008, and which is applicable in the event of a qualifying termination following a change in control. Following is a description of the benefits that may be paid to the executive officers pursuant to the Severance Plan and the change in control agreements. An executive officer may not receive benefits under both plans.

In August 2008, we made modifications to these plans in order to comply with Section 409A of the Internal Revenue Code. These changes were not material and did not modify the original terms and conditions of these plans other than with respect to the technical amendments required in order to comply with Section 409A.

Potential Benefits Upon a Change in Control

We have entered into agreements with our Named Executive Officers pursuant to which we must, in the event of a change in control and a subsequent qualifying termination (as defined below) provide the following:

•

pay each of the Named Executive Officers a lump sum of cash equal to three times his or her base annual salary plus his or her target bonus for the year in which the termination occurs, plus a prorated bonus for the portion of the year served prior to termination, in addition to a gross-up payment to pay for any applicable excise taxes;

•	pay each of the Named Executive Officers the unvested balance of his or her 401(k) account, plus three times his or her most recent annual Company match;

•	continue the Named Executive Officer’s insurance benefits for two years; and

•	provide certain outplacement services.

Pursuant to the agreements a “change in control” means (1) any person who becomes the “beneficial owner,” as such term is defined in the Exchange Act, directly or indirectly, of securities of the Company representing thirty percent or more of the combined voting power of the Company’s then outstanding securities; (2) individuals who currently serve on the Board, or whose election to the Board or nomination for election to the Board was approved by a vote of at least two-thirds of the directors who either currently serve on the Board, or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; (3) the Company or any subsidiary of the Company shall merge with or consolidate into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than sixty percent of the combined voting power of the voting securities of the Company or such surviving entity (or its ultimate parent, if applicable) outstanding immediately after such merger or consolidation; or (4) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, or such a plan is commenced.

A qualifying termination means a termination of employment by the Company or its successor without cause, within thirteen months following a change in control or by the executive officer with good reason prior to the first anniversary of a change in control, or by the executive officer for any reason during the thirteenth month following a change in control. Pursuant to the agreements, “cause” means the executive officer’s: (i) willful and intentional material breach of the change in control agreement, (ii) willful and intentional misconduct or gross negligence in the performance of, or willful neglect of, the executive officer’s duties which has caused material injury (monetary or otherwise) to the Company, or (iii) conviction of, or plea of nolo contendere to a felony. “Good reason” means any of the following occurring prior to the first anniversary of a change in control: (i) any material reduction in the amount of the executive officer’s base salary plus bonus or significant reduction in benefits not generally applicable to similarly situated employees of the Company, (ii) removal of the executive officer from the position held by him or her immediately prior to the change in control, (iii) transfer of the executive officer’s principal place of employment, or (iv) the failure of the successor company to assume the obligations under the agreement.

The agreements also contain:

•	a covenant pursuant to which the executives have agreed not to compete with us for two years after termination;

•	a confidentiality provision pursuant to which the executives have agreed not to divulge any of our confidential information; and

•	agreements not to solicit any of our employees for two years after termination.

All of the Named Executive Officers’ unvested stock options and restricted stock units would automatically vest immediately upon a change in control.

If a change in control occurred as of December 31, 2009, and the rights of our Named Executive Officers serving as such on December 31, 2009, under the agreements were triggered, they would receive approximately the following:

Estimated Payments Upon Termination Following a Change in Control

Name	Severance Amount ($)(1)	Early Vesting of Restricted Stock ($)(2)	Early Vesting of Stock Options ($)(3)	Other ($)(4)	Estimated Tax Gross Up ($)(5)	Total ($)
Gregg L. Engles	9,273,000	7,044,331	—	70,000	—	16,387,331
Jack F. Callahan, Jr.	2,981,927	1,610,214	—	70,000	1,045,088	5,707,229
Joseph E. Scalzo	4,360,655	1,936,107	—	70,000	1,955,753	8,322,515
Harrald F. Kroeker	2,930,645	1,314,881	—	70,000	1,953,952	6,269,478
Gregg A. Tanner	2,850,141	1,641,225	—	70,000	1,240,864	5,802,230

(1)	This amount represents three times the sum of the Named Executive Officer’s base salary in effect at the time of the termination, the target annual incentive payment and the aggregate matching contributions payable to the Named Executive Officer’s 401(k) account plus the balance of the unvested portion of the Company 401(k) account.

(2)	This amount represents the payout of all unvested restricted stock units based on the Company’s closing stock price on December 31, 2009 ($18.04).

(3)	This amount represents the payout of all unvested stock options based on the Company’s closing stock price on December 31, 2009 ($18.04). None of the Named Executive Officers’ unvested stock options were in the money based on this price.

(4)	This amount represents the value of outplacement services and medical coverage.

(5)	The estimated tax gross-up is based on the 20% excise tax, grossed up for taxes, on the amount of severance and other benefits above each individual’s average five-year W-2 earnings if the amount of severance and other benefits exceeds the individual’s average five-year W-2 earnings times three.

Executive Severance Pay Plan

The Amended and Restated Executive Severance Pay Plan provides severance benefits to certain designated officers, including the Named Executive Officers (other than the Chief Executive Officer), who are involuntarily terminated, other than for cause (as defined below), or who voluntarily terminate their employment for good reason (as defined below). Generally, the executive officer will be entitled to receive a payment in an amount up to two times the sum of his or her base salary and target bonus, plus a pro rata portion of his or her target bonus for the fiscal year in which the termination occurs. The Severance Plan Administrator may impose certain conditions on a participant’s right to receive benefits under the plan including the execution of a release, non-compete agreement, non-solicitation agreement and/or non-disclosure agreement. In addition, participants receive a cash payment for the in-the-money value of option awards and restricted stock units that vest up to 24 months following the date of severance based on the average closing price of the Company’s stock for 30 days immediately following the date of severance. The participant would also be entitled to payments which may be used to pay COBRA health benefits and to obtain outplacement services.

Under the Severance Plan “cause” means the following: (i) the executive officer’s conviction of any crime deemed by the Company to make the executive officer’s continued employment untenable, (ii) the willful and intentional misconduct or negligence that has caused or could reasonably be expected to result in material injury to the business or reputation of the Company, (iii) the conviction of or plea of guilty or of nolo contendere to a crime constituting a felony, (iv) the breach by the executive officer of any written covenant or agreement with the Company, or (vi) the executive officer’s failure to comply with or breach of the Company’s “code of conduct” from time to time. “Good reason” means any of the following: (i) any reduction in the amount of the executive officer’s compensation or significant reduction in benefits not generally applicable to similarly situated employees of the Company, (ii) removal of the executive officer from the position held by him or her immediately prior to the change in control, or (iii) the transfer of the executive officer’s principal place of employment.

In the event the rights of the Named Executive Officers under the Severance Plan were triggered as of December 31, 2009, they would have received approximately the following:

Estimated Payments Upon a Qualified Termination

Name	Severance Amount ($)(1)	Early Vesting of Restricted Stock ($)(2)	Early Vesting of Stock Options ($)(3)	Other ($)(4)	Total ($)
Gregg L. Engles	—	—	—	—	—
Jack F. Callahan, Jr.	1,955,800	1,008,313	—	50,000	3,014,113
Joseph E. Scalzo	2,880,000	1,154,050	—	50,000	4,084,050
Harrald F. Kroeker	1,925,000	799,135	—	50,000	2,774,135
Gregg A. Tanner	1,880,200	801,331	—	50,000	2,731,531

(1)	Mr. Engles is not a participant in the Executive Severance Pay Plan. For the other Named Executive Officers, this amount represents two times the sum of the Named Executive Officer’s base salary in effect at the time of the termination and the target annual incentive payment.

(2)	Represents the payout of restricted stock scheduled to vest in the 24 months following December 31, 2009, based on the average of the Company’s closing stock price for 30 days following December 31, 2009 ($17.43).

(3)	Represents the payout of stock options scheduled to vest in the 24 months following December 31, 2009, based on the average of the Company’s closing stock price for 30 days following December 31, 2009 ($17.43). None of the Named Executive Officers’ unvested stock options were in the money based on this price.

(4)	This amount represents the value of outplacement services and medical coverage.

Do we have agreements with our Named Executive Officers or directors?

Employment Agreement with Joseph E. Scalzo

We entered into an employment agreement with Joseph E. Scalzo dated October 7, 2005, as amended November 18, 2008, pursuant to which we offered him the position of President and Chief Executive Officer of WhiteWave Foods. On November 3, 2009, we entered into a new letter agreement with Mr. Scalzo pursuant to which we promoted him to the position of Chief Operating Officer. In connection with his promotion, we agreed to pay him an annual salary of $800,000, to be reviewed annually by the Compensation Committee. Pursuant to the agreement, Mr. Scalzo is eligible to earn a bonus of 100% of his annualized base salary, subject to the achievement of certain operating targets and individual objectives, which could be increased to a maximum of 240% of his target short-term incentive compensation if operating targets and individual objectives are exceeded. We also gave him a grant of 17,689 RSUs in connection with his promotion.

Upon commencement of his employment, Mr. Scalzo was granted long-term incentive compensation in the form of 245,000 stock options, vesting in equal installments over a three-year period, beginning on the first anniversary of the grant date.

Pursuant to his employment agreement, Mr. Scalzo is eligible for benefits under the Severance Plan. Pursuant to the Severance Plan, if Mr. Scalzo’s employment is terminated at any time as a result of a qualifying termination, his involuntary termination without cause, all as defined in the Severance Plan, he will receive payment of all base salary accrued through the date of termination, prior year’s bonus to the extent earned but not paid and target bonus through the date of termination. In addition, he will be eligible to receive a severance payment equivalent to two years of his base salary and target bonuses, less lawful deductions. He will also receive a lump sum cash payment for the “in the money” value of all options, and the fair market value of all RSUs, that would vest over the 24 month period following the termination date. He would be required to execute a release of all claims and such other agreements as the Company may deem necessary or appropriate in order to receive such severance pay.

Mr. Scalzo is eligible to contribute to our Executive Deferred Compensation Plan. We also agreed to provide certain other benefits to Mr. Scalzo, including paid time off, payment of certain COBRA premiums, and relocation benefits. Mr. Scalzo is eligible for those benefits offered to all employees equally, including 401(k) and health insurance.

We also executed a change in control agreement with Mr. Scalzo, dated October 7, 2005, that provides for certain payments upon a change in control as defined in the agreement. The change in control agreement is similar to those provided to our other executive officers, the terms and conditions of which are described under the heading, “Executive Officer Severance—Potential Benefits upon a Change in Control.”

Finally, we entered into a Proprietary Information, Inventions and Non-Compete Agreement with Mr. Scalzo, dated October 7, 2005, pursuant to which Mr. Scalzo agreed he would not compete with us, provided that his employment is not terminated by us for cause, as defined in the agreement, or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his termination. In addition, Mr. Scalzo agreed to keep the Company’s proprietary information confidential.

Employment Agreement with Jack F. Callahan, Jr.

We entered into an employment agreement with Jack F. Callahan, Jr. dated April 7, 2006, as amended November 21, 2008, pursuant to which we offered him the position of Executive Vice President and Chief Financial Officer. We agreed to pay him an annual salary of $460,000, to be reviewed annually by the Compensation Committee, and a one-time signing bonus of $100,000, less payroll taxes. Pursuant to the agreement, Mr. Callahan is eligible to earn a bonus of 70% of his annualized base salary, subject to the achievement of certain operating targets and individual objectives, which could be increased to a maximum of 240% of his target short-term incentive compensation if operating targets and individual objectives are exceeded.

Upon commencement of his employment, Mr. Callahan was granted long-term incentive compensation in the form of stock options having a Black-Scholes value, as determined by our compensation consultant, of $549,000, vesting in equal installments over a three-year period, beginning on the first anniversary of the grant date, and a grant of restricted stock units with an approximate value of $646,000, vesting in equal installments over a five-year period, beginning on the first anniversary of the grant date. In addition, Mr. Callahan received additional sign-on long-term incentive compensation in the form of stock options having a Black-Scholes value, as determined by our compensation consultant, of $793,000, vesting in equal installments over a three-year period, beginning on the first anniversary of the grant date, and a grant of restricted stock units with an approximate value of $855,000, vesting in equal installments over a three-year period, beginning on the first anniversary of the grant date.

Pursuant to his employment agreement, Mr. Callahan is eligible for benefits under the Severance Plan. Pursuant to the Severance Plan, if Mr. Callahan’s employment is terminated at any time as a result of a qualifying termination, his involuntary termination without cause, all as defined in the Severance Plan, he will receive payment of all base salary accrued through the date of termination, prior year’s bonus to the extent earned but not paid and target bonus through the date of termination. In addition, he will be eligible to receive a severance payment equivalent to two years of his base salary and target bonuses, less lawful deductions. He will also receive a lump sum cash payment for the “in the money” value of all options, and the fair market value of all RSUs, that would vest over the 24 month period following the termination date. He would be required to execute a release of all claims and such other agreements as the Company may deem necessary or appropriate in order to receive such severance pay.

Mr. Callahan is eligible to contribute to our Executive Deferred Compensation Plan. We agreed to provide certain other benefits to Mr. Callahan, including paid time off, payment of certain COBRA premiums, and relocation benefits. Mr. Callahan is eligible for those benefits offered to all employees equally, including 401(k) and health insurance.

We also executed a change in control agreement with Mr. Callahan that provides for certain payments upon a change in control as defined in the agreement. The change in control agreement is similar to those provided to our other executive officers, the terms and conditions of which are described under the heading, “Executive Officer Severance—Potential Benefits Upon a Change In Control.”

Finally, we entered into a Proprietary Information, Inventions and Non-Compete Agreement with Mr. Callahan, pursuant to which Mr. Callahan agreed he would not compete with us or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his termination. In addition, Mr. Callahan agreed to keep the Company’s proprietary information confidential.

Employment Agreement with Harrald F. Kroeker

We entered into an employment agreement with Harrald F. Kroeker effective January 1, 2008, pursuant to which we offered him the position of President—DSD Group, now referred to as Fresh Dairy Direct. We agreed to pay him an annual salary of $495,000, to be reviewed annually by the Compensation Committee. Pursuant to the agreement, Mr. Kroeker is eligible to earn a bonus of 70% of his annualized base salary, subject to the achievement of certain operating targets and individual objectives, which could be increased to a maximum of 240% of his target short-term incentive compensation if operating targets and individual objectives are exceeded.

Upon commencement of his employment, Mr. Kroeker was granted options to purchase 70,000 shares of Dean Foods common stock. The options will vest in equal installments over a period of three years, beginning on the first anniversary of the date of the grant. He was also granted 20,500 restricted shares. These restricted shares will vest in equal installments over a five-year period, beginning on the first anniversary of the date of grant, or earlier if certain financial performance targets are met. Mr. Kroeker continued to be eligible for those benefits offered to all employees equally, including SERP contributions, executive long-term disability, and 401(k) and health insurance.

We also executed a change in control agreement with Mr. Kroeker that provides for certain payments upon a change in control as defined in the agreement. The change in control agreement is similar to those provided to our other executive officers, the terms and conditions of which are described under the heading, “Executive Officer Severance—Potential Benefits Upon a Change In Control.”

In addition, the Company is obligated to provide Mr. Kroeker with benefits under the Severance Plan. Pursuant to the Severance Plan, if Mr. Kroeker’s employment is terminated at any time as a result of a qualifying termination, his involuntary termination without cause, all as defined in the Severance Plan, he will receive payment of all base salary accrued through the date of termination, prior year’s bonus to the extent earned but not paid and target bonus through the date of termination. In addition, he will be eligible to receive a severance payment equivalent to two years of his base salary and target bonuses, less lawful deductions. He will also receive a lump sum cash payment for the “in the money” value of all options, and the fair market value of all RSUs, that would vest over the 24 month period following the termination date. He would be required to execute a release of all claims and such other agreements as the Company may deem necessary or appropriate in order to receive such severance pay.

Finally, we entered into a Proprietary Information, Inventions and Non-Compete Agreement with Mr. Kroeker, pursuant to which Mr. Kroeker agreed he would not compete with us or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his termination. In addition, Mr. Kroeker agreed to keep the Company’s proprietary information confidential.

Employment Agreement with Gregg A. Tanner

We entered into an employment agreement with Gregg A. Tanner dated October 23, 2007, pursuant to which we offered him the position of Executive Vice President and Chief Supply Chain Officer. We agreed to pay him an annual salary of $525,000, to be reviewed annually by the Compensation Committee, and a one-time signing bonus of $400,000, less payroll taxes. In addition, we agreed to pay Mr. Tanner an additional one-time signing bonus of $175,000, less payroll taxes, within 30 days of December 31, 2008, provided that he was employed by us on December 31, 2008. Mr. Tanner is eligible to earn short-term incentive compensation of 70% of his annualized base salary, subject to the achievement of certain operating targets and individual objectives, which could be increased to a maximum of 240% of his target short-term incentive compensation if operating targets and individual objectives are exceeded.

Upon commencement of his employment, Mr. Tanner was granted options to purchase 60,000 shares of our common stock, with an exercise price equal to the closing market value on Mr. Tanner’s hire date. The options will vest in equal installments over a three year period, beginning on the first anniversary of the grant date. He was also granted 24,000 restricted stock units, which vest in equal installments over a five year period, beginning on the first anniversary of the grant date. The restricted stock units could vest earlier if certain stock performance targets are met. In addition, upon commencement of his employment, Mr. Tanner was granted an additional number of stock options having a Black-Scholes value, as determined by our compensation consultant, of $1,100,000, and a grant of restricted stock units with an approximate value of $600,000. Each of these grants have terms and conditions equivalent to the initial grants described above. Finally, Mr. Tanner will receive five annual grants of 5,000 restricted stock units per year until November 1, 2011, for a total of 25,000 restricted stock units. The first grant was made on December 17, 2007, and the remaining grants will be on the first of the month following the anniversary of Mr. Tanner’s employment date. Each of these five grants will vest on November 1, 2012. Mr. Tanner will also receive five annual grants of 5,000 restricted shares each year from 2012 through 2016, for a total of 25,000 restricted stock units. He will receive these grants each year on the first of the month following the anniversary of his employment date. Each of these grants will vest one year after their issue date. Mr. Tanner must be employed by the Company on the date of issue in order to receive these annual grants of restricted stock units.

Pursuant to his employment agreement, Mr. Tanner is eligible for benefits under the Severance Plan. Pursuant to the Severance Plan, if Mr. Tanner’s employment is terminated at any time as a result of a qualifying termination, his involuntary termination without cause, all as defined in the Severance Plan, he will receive payment of all base salary accrued through the date of termination, prior year’s bonus to the extent earned but not paid and target bonus through the date of termination. In addition, he will be eligible to receive a severance payment equivalent to two years of his base salary and target bonuses, less lawful deductions. He will also receive a lump sum cash payment for the “in the money” value of all options, and the fair market value of all RSUs, that would vest over the 24 month period following the termination date. He would be required to execute a release of all claims and such other agreements as the Company may deem necessary or appropriate in order to receive such severance pay.

Mr. Tanner is eligible to contribute to our Executive Deferred Compensation Plan. We also agreed to provide certain other benefits to Mr. Tanner, including paid time off, payment of certain COBRA premiums, relocation benefits, and home office equipment. Mr. Tanner is also eligible for those benefits offered to all employees equally, including 401(k) and health insurance.

We also executed a change in control agreement with Mr. Tanner that provides for certain payments upon a change in control as defined in the agreement. The change in control agreement is in the form of those provided to our other executive officers, the terms and conditions of which are described under the heading, “Executive Officer Severance—Potential Benefits Upon a Change In Control.”

Finally, we entered into a Proprietary Information, Inventions and Non-Compete Agreement with Mr. Tanner, dated November 1, 2007, pursuant to which Mr. Tanner agreed he would not compete with us or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his termination. In addition, Mr. Tanner agreed to keep the Company’s proprietary information confidential.

Other Named Executive Officers

We do not maintain an employment agreement with Gregg L. Engles. We do have a change in control agreement with Mr. Engles, pursuant to which he is eligible for the change in control benefits described under the heading “Executive Officer Severance—Potential Benefits Upon a Change in Control.”

Independent Contractor and Noncompetition Agreement with Pete Schenkel

On December 2, 2005, we entered into an employment agreement with Mr. Schenkel pursuant to which he became Vice Chairman of our Board of Directors effective January 1, 2006. Mr. Schenkel’s term as Vice Chairman continued through December 31, 2007, at which time he resigned as Vice Chairman and as an employee. On December 2, 2005, we also entered into an Independent Contractor and Noncompetition

Agreement with Mr. Schenkel under which we will generally retain access to his services. This agreement was amended as of April 4, 2008, to extend Mr. Schenkel’s consulting services through December 31, 2011. Pursuant to the Independent Contractor and Noncompetition Agreement, Mr. Schenkel has agreed to provide general advice and consultation to our Chief Executive Officer on matters of strategy and execution, and to provide assistance with respect to such specific operating initiatives as may be required from time to time. For his services under the Independent Contractor and Noncompetition Agreement, we pay Mr. Schenkel an advisory fee of $200,000 per year. Pursuant to the amendment, he is eligible for an additional payment of 50% of the advisory fee, subject to the achievement of certain operating targets consistent with those targets to be established by the Compensation Committee for our executive officers. Such additional payment may be increased up to 200% if certain targets are exceeded. For fiscal 2009, Mr. Schenkel received a payment of $120,333. We also provide him with a car allowance, club membership reimbursement, life insurance, and medical coverage. In the event that the advisory period contemplated by the Independent Contractor and Noncompetition Agreement is ended by us prior to December 31, 2011, and he has not breached any of his obligations in that agreement, we will pay him a single lump sum payment, six months and one day after his termination, of an amount equal to the aggregate amount of the fees that would have been payable during the remainder of the advisory period contemplated by the Independent Contractor and Noncompetition Agreement. Mr. Schenkel served on our Board of Directors from January 2000 until his retirement following the expiration of his term at our 2009 Annual Meeting of Stockholders held on May 22, 2009.

The Independent Contractor and Noncompetition Agreement also contains Mr. Schenkel’s agreement to maintain the confidentiality of our trade secrets and other confidential information, not to compete with our dairy operations for a period of two years after the termination of his services (including his services under the consulting and noncompetition agreement), and not to solicit or interfere with our relationships with our employees or our customers. In consideration for the confidentiality, non-compete and non-solicit agreements, we paid Mr. Schenkel $280,000 on January 2, 2006, and $425,000 on January 2, 2007, 2008, and 2009, and we have agreed to pay him an additional $425,000 annually each January 2, from 2010 through 2014. Such unpaid amounts will also be paid in a lump sum in the event of his death.

How much stock do our executive officers and directors own?

The following table presents information as of March 23, 2010 concerning

•	Each director and each Named Executive Officer, and

•	All directors and executive officers as a group, including executive officers not named in the table.

Beneficial Owner	Number of Shares Common Stock		Exercisable Options/ RSUs(1)		Total	Percent(2)
Jack F. Callahan, Jr	74,974		333,103		408,077	0.22%
Tom C. Davis	15,340		153,889		169,229	0.09%
Gregg L. Engles	2,445,444		3,409,735		5,855,179	3.17	%(3)
Stephen L. Green	144,061		83,159		227,220	0.13%
Joseph S. Hardin, Jr	156,228		193,046		349,274	0.19	%(4)
Janet Hill	24,645		114,732		139,377	0.08%
Harrald F. Kroeker	31,447		150,143		181,590	0.10%
J. Wayne Mailloux	3,945		7,612		11,557	*	%
John R. Muse	349,179	(5)	193,046		542,225	0.30	%(5)
Hector M. Nevares	385,359		193,046		578,405	0.32%
Joseph E. Scalzo	31,596		640,312		671,908	0.37%
Gregg A. Tanner	34,890		204,019		238,909	0.13%
Jim L. Turner	263,842	(6)	193,045	(7)	456,887	0.25	%(6)(7)
Doreen A. Wright	0		7,612		7,612	*	%
Executive officers and directors as a group, including 8 executive officers not named in the table	4,031,977		6,543,739		10,575,716	5.62%

*	Denotes ownership of less than 0.01%

(1)	As of March 23, 2010, and including stock options exercisable and restricted stock units vesting within the next 60 days.

(2)	Percentages based on 181,493,319 shares of common stock issued and outstanding as of March 23, 2010, plus option shares of the particular person(s), which are exercisable within 60 days, and restricted stock units vesting within the next 60 days, if applicable.

(3)	Includes 71,482 shares subject to a call option, and 2,304,868 shares pledged as security for a bank loan.

(4)	Includes 3,550 shares held by a family trust, of which Mr. Hardin’s children and sister are the beneficiaries. Mr. Hardin is the trustee and disclaims all beneficial interest except to the extent of his pecuniary interest in the trust, if any.

(5)	Includes 2,550 shares owned by Mr. Muse’s spouse and 2,000 shares held by minor children sharing Mr. Muse’s household; Mr. Muse disclaims ownership of such shares.

(6)	Includes 28,406 shares held by Mr. Turner’s spouse; Mr. Turner disclaims ownership of such shares.

(7)	Includes 65,261 options held by Mr. Turner’s spouse; Mr. Turner disclaims ownership of such options.

Do we have any holders who beneficially own more than 5% of our common stock?

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
AXA Financial, Inc.(2) 26, rue Drouot 75009 Paris, France	11,066,042	6.10%
Manning & Napier Advisors, Inc.(3) 290 Woodcliff Drive Fairport, NY 14450	10,251,285	5.65%
BlackRock, Inc.(4) 40 East 52nd Street New York, NY 10022	9,488,790	5.23%
Bank of America Corporation(5) 100 North Tryon Street Floor 25, Bank of America Corporate Center Charlotte, NC 28255	9,256,643	5.10%

(1)	Based on 181,493,319 shares outstanding as of March 23, 2010.

(2)	Based on a Schedule 13G filed with the SEC on February 12, 2010 by AXA Financial, Inc., AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, as a group, AXA, and their subsidiaries, reporting as follows: AXA Konzern AG (Germany) (reporting sole voting power with respect to 11,860 shares and sole dispositive power with respect to 11,860 shares), AXA Rosenberg Investment Management LLC (reporting sole voting power with respect to 54,500 shares and sole dispositive power with respect to 324,340 shares), AllianceBernstein (reporting sole voting power with respect to 7,729,205 shares and sole dispositive power with respect to 10,585,837 shares), and AXA Equitable Life Insurance (reporting sole voting power with respect to 5,505 shares and sole dispositive power with respect to 144,005 shares), filing as joint filers pursuant to Rule 13d-1(f)(1) under the Exchange Act.

(3)	Based on a Schedule 13G filed with the SEC on January 29, 2010, Manning & Napier Advisors, Inc. reported sole voting power with respect to 7,767,835 shares and sole dispositive power with respect to 10,251,285 shares.

(4)	Based on a Schedule 13G filed with the SEC on January 29, 2010, BlackRock, Inc. reported sole voting power and sole dispositive power with respect to 9,488,790 shares.

(5)	Based on a Schedule 13G filed with the SEC on February 2, 2010 by Bank of America Corporation (reporting shared voting power with respect to 9,192,295 shares and shared dispositive power with respect to 9,256,643 shares), Bank of America, NA (reporting sole voting power with respect to 2,494,947 shares, shared voting power with respect to 6,427,021 shares, sole dispositive power with respect to 2,411,488 shares, shared dispositive power with respect to 6,574,828 shares and aggregate beneficial ownership with respect to 8,986,316 shares), Columbia Management Advisors, LLC (reporting sole voting power with respect to 6,164,602 shares and sole dispositive power and aggregate beneficial ownership with respect to 6,219,629 shares), Banc of America Investment Advisors, Inc. (reporting shared voting power and aggregate beneficial ownership with respect to 53,776 shares and no dispositive power), U.S. Trust Company of Delaware (reporting sole voting power with respect to 2,515 shares, shared voting power with respect to 575 shares, sole dispositive power with respect to 2,815 shares, shared dispositive power of 275 shares and aggregate beneficial ownership with respect to 3,090 shares), Merrill Lynch, Pierce, Fenner & Smith, Inc. (reporting sole voting power, sole dispositive power and aggregate beneficial ownership with respect to 270,325 shares), and Merrill Lynch International (reporting sole voting power, sole dispositive power and aggregate beneficial ownership with respect to 2 shares), filing as joint filers pursuant to Rule 13d-1(k)(1) under the Exchange Act.

What are our policies regarding transactions with related persons and what relationships do we have with our executive officers and directors?

Related Party Transaction Policy

Under our Code of Ethics, directors, officers and employees are expected to make business decisions and take actions based upon the best interests of the Company and not based upon personal relationships or benefits.

The Board of Directors has recognized that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written policy governing these transactions. This policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which our Company was, is or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has or will have a direct or indirect material interest:

•	our directors, nominees for director or executive officers;

•	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The Governance Committee of the Board of Directors is responsible for reviewing and approving these transactions.

Any transaction proposed to be entered into by the Company with an interested person must be reported to our General Counsel and reviewed and approved by the Governance Committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction, whenever practicable. If advance approval is not practicable under the circumstances, the Governance Committee will review and, in its discretion, may ratify the interested transaction at the next meeting of the Governance Committee. In the event management becomes aware of any further transactions subsequent to that meeting, such transactions may be presented to the Governance Committee for approval at the next Governance Committee meeting, or where it is not practicable or desirable to wait until the next Governance Committee meeting, to the Chair of the Governance Committee (to whom authority has been delegated to act between Committee meetings) subject to ratification by the Governance Committee at its next meeting.

Any transaction with an interested person previously approved by the Governance Committee or otherwise already existing that is ongoing in nature shall be reviewed by the Governance Committee annually.

The Governance Committee (or the Chair) will approve only those transactions that are in, or are not inconsistent with, the best interests of the Company and our stockholders, as the Governance Committee (or the Chair) determines in good faith in accordance with its business judgment. In addition, the transaction must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

All transactions below have been considered and approved by the Governance Committee pursuant to this policy.

Pete Schenkel’s son and son-in-law are both employed by our Fresh Dairy Direct segment. Stephen Schenkel, Pete Schenkel’s son, is the Key Account Manager for Schepps Dairy and received total compensation of approximately $222,000 in 2009 (including salary and bonus earned in 2009 and paid in 2010), in addition to benefits available to all similarly situated employees. In February 2009, he was granted options to purchase 2,000 shares of our common stock and 600 restricted stock units. Craig Roberts, Pete Schenkel’s son-in-law, is General Manager of Oak Farms Dairy, and received total cash compensation of approximately $243,000 in 2009 (including salary and bonus earned in 2009 and paid in 2010), in addition to benefits available to all similarly situated employees. In February 2009, he was granted options to purchase 2,000 shares of our common stock and 600 restricted stock units. Options granted to Stephen Schenkel and Craig Roberts have an exercise price of $20.07 and will expire on February 13, 2019.

Other transactions considered by our Board in assessing director independence, but which do not involve a direct or indirect material interest for the related person, are described in this Proxy Statement under the heading “Who are our independent directors?”

Have our equity compensation plans been approved by our stockholders?

Our equity compensation plans have been approved by our stockholders. In addition, from time to time we grant inducement grants outside our approved plans as permitted by NYSE rules. The following table contains certain information about our plans as of December 31, 2009.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	21,445,455		19.19	6,279,178	(1)
Equity compensation plans not approved by security holders	772,926	(2)	25.59	1,104,543	(3)(4)

Total	22,218,381		20.52	7,383,721

(1)	Reflects 2,380,546 shares reserved for issuance upon vesting of outstanding RSUs.

(2)	Consists of options issued as “inducement grants,” as such term is defined by the NYSE. The options generally vest over three years and will expire on the tenth anniversary of the date of grant. The options are generally subject to the same terms and conditions of those awarded pursuant to the plans approved by stockholders.

(3)	Reflects 81,714 shares reserved for issuance upon vesting of outstanding RSUs.

(4)	Remaining shares authorized for issuance as inducement grants which represent 1,759,000 million shares registered with the SEC on June 30, 2006, less those previously issued, plus incremental adjustments for the spinoff of TreeHouse Foods, Inc. and the special dividend.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on our review of these forms or written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal year 2009 with the following exceptions: Kelly Duffin-Maxwell purchased 6,000 shares of Dean Foods stock on November 13, 2008 and sold these shares on February 25, 2009. The transactions were reported in a Form 4 filed on March 12, 2009.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

DEAN FOODS COMPANY

INTERNET http://www.proxyvoting.com/df

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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FOLD AND DETACH HERE

Mark, sign, date and return this proxy card promptly using the enclosed envelope.

Please mark your votes as indicated in this example X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 3.

1. Nominees for a 3-year term:

FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

2. Proposal to ratify Deloitte & Touche LLP as independent auditor.

3. Stockholder proposal regarding tax gross-ups.

1.1 Tom C. Davis

1.2 Gregg L. Engles

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

1.3 Jim L. Turner

I plan to attend the Annual Meeting.

Mark Here for Address Change or Comments

SEE REVERSE

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint holders should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Dean Foods Company account online.

Access your Dean Foods Company account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Dean Foods Company, now makes it easy and convenient to get current information on your shareholder account.

View account status

View certificate history

View book-entry information

View payment history for dividends

Make address changes

Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect ®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Dear Stockholder:

On the reverse side of this card are instructions on how to vote your shares for the election of directors and the other proposals by Internet or telephone. We encourage you to vote now, by Internet or telephone. Your vote will be recorded the same as if you mailed in your proxy card. See the enclosed proxy statement and proxy card for further information about voting procedures.

If you have elected to view the Dean Foods Company proxy statement and annual report online instead of receiving copies in the mail, you can now access the proxy statement for the 2010 Annual Meeting of Stockholders and the 2009 annual report online through the following address: www.deanfoods.com/proxymaterials

If you notified us previously that you prefer to receive the proxy statement and annual report electronically, then you may not have received paper copies. If you would like paper copies of the proxy statement and annual report, Dean Foods Company will provide a copy to you upon request. To obtain a copy of these documents, please call 800-431-9214.

Thank you for your attention to these matters.

Dean Foods Company

You can view the Dean Foods Company Proxy Statement and Annual Report on the Internet at: www.deanfoods.com/proxymaterials

FOLD AND DETACH HERE

PROXY DEAN FOODS COMPANY PROXY

ANNUAL MEETING OF STOCKHOLDERS – MAY 19, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gregg L. Engles and Steven J. Kemps, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of common stock of Dean Foods Company held of record by the undersigned on March 23, 2010, at the Annual Meeting of Stockholders to be held on Wednesday, May 19, 2010, or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.

IMPORTANT – IF YOU INTEND TO VOTE BY MAILING IN THIS PROXY CARD, RATHER THAN BY INTERNET OR TELEPHONE, YOU MUST SIGN AND DATE THE REVERSE SIDE.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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